Exhibit 10.1

SALE-PURCHASE AGREEMENT

     AGREEMENT made this 23rd day of December, 2004, by and between NEW VALLEY CORPORATION, a Delaware corporation having an office at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131 (“Seller”) and PRINCETON OWNER CORP., a Delaware corporation having an office c/o Falcon Real Estate Investment Company, Ltd., 570 Lexington Avenue, New York, New York 10022 (“Purchaser”).

Statement of Facts

     Seller is the owner of the 100 College Road West Property and the 150 College Road West Property, each located in Princeton, Plainsboro Township, Middlesex County, New Jersey (collectively the “Properties” and individually a “Property”). Purchaser desires to purchase the Properties from Seller.

     Seller and Purchaser now desire to enter into an agreement whereby, subject to the terms and conditions contained herein, Seller shall sell the Properties to Purchaser and Purchaser shall purchase the Properties from Seller.

     Any term defined in this Agreement shall have the meaning ascribed to it herein, regardless of whether the usage thereof shall appear in the text before or after the definition of such term.

     NOW, THEREFORE, in consideration of Ten ($10.00) Dollars and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto do hereby agree as follows:

     Article 1. Sale of the Properties

     1.1 Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, at the price and upon the terms and conditions set forth in this Agreement:

     (a) all those certain plots, pieces and parcels of land located in Princeton, Plainsboro Township, Middlesex County, New Jersey, more particularly described in Schedule 1-A annexed hereto (collectively, the “100 College Road Land”), together with all buildings and other improvements situated on such land (collectively, the “100 College Road Building” and, together with the 100 College Road Land, the “100 College Road Premises”);

     (b) all those certain plots, pieces and parcels of land located in Princeton, Plainsboro Township, Middlesex County, New Jersey, more particularly described in Schedule 1-B annexed hereto (collectively, the “150 College Road Land”), together with all buildings and other improvements situated on such land (collectively, the “150 College Road Building” and, together with the 150 College Road Land, the “150 College Road Premises”);

     (c) all easements, burdens, rights of way, reservations, privileges, appurtenances, encumbrances and other estates and rights of Seller pertaining to the 100

College Road Premises (collectively, the “100 College Road Easements”) and/or the 150 College Road Premises (collectively, the “150 College Road Easements” and, together with the 100 College Road Easements, the “Included Easements”);

     (d) all right, title and interest of Seller, if any, in and to all fixtures, machinery, equipment, supplies and other articles of personal property attached or appurtenant to the 100 College Road Premises and/or the 150 College Road Premises and/or used in connection with either or both thereof (collectively, the “Personal Property”, and respectively, the “100 College Road Personal Property” and the “150 College Road Personal Property”), which Personal Property, however, shall be subject to depletions, replacements and additions in the ordinary course of business and shall exclude any personal property owned by Seller’s property manager and/or located within Suite 150 of the 150 College Road Building (an inventory of the fixtures, furnishings and equipment included in the Personal Property, subject to depletions, replacements and additions as hereinbefore set forth, is reproduced as an exhibit to the form of bill of sale attached to this Agreement as Exhibit E hereto);

     (e) all right, title and interest of Seller, if any, in and to the trade names and other intangible property appertaining to the 100 College Road Premises (collectively, the “100 College Road Intangible Property”) and/or the 150 College Road Premises (collectively, the “150 College Road Intangible Property” and, together with the 100 College Road Easements, the “Intangible Property”);

     (f) all right, title and interest of Seller, if any, in and to any transferable consents, applications, authorizations, variances, or waivers, licenses, permits, certificates of occupancy, other certificates and approvals from any governmental or quasi-governmental agency, board, department, commission, bureau, or other instrumentality solely in respect of the 100 College Road Premises and/or the 150 College Road Premises (collectively, the “Licenses”, and respectively, the “100 College Road Licenses” and the “150 College Road Licenses”):and

     (g) all right, title and interest of Seller, if any, in and to the following (collectively, the “Miscellaneous Interests”, and respectively, the “100 College Road Miscellaneous Interests” and the “150 College Road Miscellaneous Interests”):

     (i) the land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the 100 College Road Premises and/or the 150 College Road Premises, to the center line thereof, and in and to any award to be made in lieu thereof; and

     (ii) any unpaid award for any taking by condemnation of the 100 College Road Premises and/or the 150 College Road Premises, or for any damage thereto, by reason of a change of grade of any street, road, or avenue.

The 100 College Road Premises, the 100 College Road Easements, the 100 College Road Personal Property, the 100 College Road Intangible Property, the 100 College Road Licenses and the 100 College

Road Miscellaneous Interests are herein sometimes collectively called the “100 College Road Property”. The 150 College Road Premises, the 150 College Road Easements, the 150 College Road Personal Property, the 150 College Road Intangible Property, the 150 College Road Licenses and the 150 College Road Miscellaneous Interests are herein sometimes collectively called the “150 College Road Property”.

     Article 2. Purchase Price

     2.1 The purchase price to be paid by Purchaser to Seller for the Properties (the “Purchase Price”) is SEVENTY ONE MILLION FIVE HUNDRED THOUSAND ($71,500,000.00) DOLLARS, payable as follows:

     (a) THREE MILLION ($3,000,000.00) DOLLARS (the “Downpayment”) has been paid simultaneously with the execution and delivery of this Agreement by a bank wire transfer of immediately available funds to an account designated by Fischbein • Badillo • Wagner • Harding LLP (“Escrow Agent”); and

     (b) the balance of the Purchase Price (the “Cash Balance”), subject to increase or decrease by the apportionments provided for in Article 3, shall be payable at the Closing by a bank wire transfer or transfers of immediately available funds in such amount to an account or accounts designated by Seller by written direction to Purchaser given on or before the Closing Date.

The Downpayment shall be held in escrow by Escrow Agent pursuant to the provisions of Article 20.

     2.2 Notwithstanding anything to the contrary provided herein, Seller shall convey, and Purchaser shall purchase, all of the Properties in accordance with the terms and conditions of this Agreement. Except for any right of either party to terminate this Agreement as and when expressly provided herein, the failure of Seller to convey all of the Properties, or the failure of Purchaser to purchase all of the Properties, in accordance with the terms and conditions of this Agreement shall be a default hereunder and permit the non-defaulting party to exercise its remedies provided for in this Agreement.

     2.3 No portion of the Purchase Price is for, or allocable to, the sale, conveyance, or transfer of the Included Easements, the Personal Property, the Intangible Property, the Approvals, or the Miscellaneous Interests. However, in the event that any sales or intangible taxes shall become due and payable by reason of any such sale, conveyance, or transfer, such taxes shall be paid by Purchaser, which obligation shall survive the Closing.

     Article 3. Apportionments

     3.1 The following shall be apportioned between Seller and Purchaser at the Closing, as of midnight of the night preceding the Closing on the basis of the actual number of days of the relevant period and a year of three hundred sixty five (365) days:

     (a) prepaid rents, Additional Rents and other amounts payable by Tenants, if, as and when received;

     (b) to the extent not payable directly by any Tenants under their Leases, real estate taxes, personal property taxes, water charges, sewer rents and vault charges, if any, on the basis of the fiscal years, respectively, for which the same have been assessed;

     (c) the value of fuel stored at the Properties, at Seller’s cost (including, without limitation, any taxes), on the basis of a statement from Seller’s supplier;

     (d) charges and payments under Contracts that are transferred to, and assumed by, Purchaser;

     (e) any prepaid items relating to the Properties (including, without limitation, fees for Licenses that are transferred to Purchaser at the Closing and annual inspection fees);

     (f) utilities (including, without limitation, telephone, steam, electricity and gas), either:

     (i) to the extent that current meter readings are available, on the basis of such readings; or

     (ii) to the extent that current meter readings are unavailable, on the basis of the most recently issued bills therefor, subject to adjustment after the Closing when the next bills are available;

     (g) transferable deposits with telephone and other utility companies, and any other persons or entities who supply goods or services in connection with the Properties, if same are assigned to Purchaser at the Closing, which deposits shall be credited in their entirety to Seller;

     (h) annual permit, license and inspection fees, if any, on the basis of the fiscal year for which levied, if rights thereunder are transferable to Purchaser;

     (i) itemized supplies on hand in unopened cartons or other containers, at Seller’s cost plus applicable sales taxes; and

     (j) as to each Property, such other items as are customarily apportioned between sellers and purchasers of real properties of a type similar to the Properties and located in the city and state where the Property is located.

In addition to the foregoing apportionments, Purchaser shall be credited with the Net Tenant Incentive Reimbursement, determined as set forth in Section 3.7 below.

     3.2 If the Closing shall occur before a new real estate or personal property tax rate is fixed, then the apportionment of taxes at the Closing shall be made initially on the basis of the tax rate for the preceding fiscal year applied to the latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of taxes shall be recomputed, any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at Closing shall be promptly corrected and the proper party shall be reimbursed.

     3.3 If, on the Closing Date, any Tenant is in arrears in the payment of rent, or has not paid the rent payable by it for the month in which the Closing occurs (whether or not it is in arrears for such month on the Closing Date), any rents received by Purchaser or Seller from such Tenant after the Closing shall be paid and applied in the following order of priority:

     (a) first, to Seller and Purchaser (to be allocated between them as provided in Section 3.1), to the extent of all rent due and payable by such Tenant for the month in which the Closing occurs;

     (b) next, to Purchaser, to the extent of all rent due and payable by such Tenant for the month after the month in which the Closing occurs;

     (c) next, to Seller, to the extent of all rent due and payable by such Tenant for the month prior to the month in which the Closing occurs;

     (d) next, to Purchaser, to the extent of all rent due and payable by such Tenant for the month or months after the month provided for in Section 3.3(b) above; and

     (e) last, to Seller, to the extent of all rent due and payable by such Tenant for the period prior to the month provided for in Section 3.3(c) above.

If rents, or any portion thereof, received by Seller or Purchaser after the Closing are due and payable to the other party by reason of this Section 3.3, the appropriate sum, less a proportionate share of any reasonable attorneys’ fees and costs and expenses expended in connection with the collection thereof, shall be promptly paid to the other party.

     3.4 Purchaser shall promptly pay to Seller, out of the first “pass-through” charges for real estate taxes, operating expenses and/or other charges of a similar nature (“Additional Rents”) received from each Tenant, the amount of all Additional Rents that are due and payable by such Tenant with respect to any period prior to the Closing Date (whether or not such Additional Rents first became due and payable on or after the Closing Date), less a proportionate share of any reasonable attorneys’ fees and costs and expenses of collection thereof. Notwithstanding anything provided herein to the contrary, if it shall be determined by any court or arbitrator of competent jurisdiction that any Additional Rents charged to any Tenants prior to the Closing Date were in excess of what Seller was entitled to charge such Tenants, then, as between Seller and Purchaser, Seller shall be responsible for reimbursing such Tenants for any such overcharges, and Purchaser shall have no liability as a result of any such overcharges. Each of the parties shall cooperate with the other in all reasonable respects in connection with the preparation and distribution to the Tenants of reconciliation statements for Additional Rents due for the 2004 calendar year (if such statements are not prepared and distributed by Seller prior to the Closing) and for the 2005 calendar year, and each party shall promptly deliver to the other party true and complete copies of all of such reconciliation statements issued thereby.

     3.5 After the Closing, Seller shall continue to have the right, in its own name, to demand payment of, and to collect, rent and/or Additional Rent arrearages owed to Seller by any Tenant, which right shall include the right to commence and/or continue legal actions or proceedings against any Tenant for the payment of any such arrearages, provided, however, that Seller shall not commence or continue any legal action or proceeding to terminate a Tenant’s tenancy. Seller’s delivery of the Lease Assignment to Purchaser at Closing shall not constitute a waiver by Seller of such right. Purchaser shall cooperate with Seller in all reasonable respects in connection with Seller’s efforts to collect such rents and/or Additional Rents, and shall take all reasonable steps, whether before or after the Closing Date, as may be necessary or desirable in order to carry out the intention of the foregoing, including, without limitation:

     (a) adding any such arrearages to Purchaser’s bills to such Tenant for current rental obligations;

     (b) delivering to Seller, upon demand, any relevant books and records (including, without limitation, any rent and/or Additional Rent statements, receipted bills and copies of Tenant checks used in payment of rent and/or Additional Rent);

     (c) executing and delivering to Seller any and all reasonably required consents or other documents;

     (d) testifying on behalf of Seller at any legal actions or proceedings in which collection of such rents and/or Additional Rents has become an issue; and

     (e) performing any other reasonable act that shall be necessary or desirable in furtherance of Seller’s collection of such rents and/or Additional Rents.

Purchaser shall not be obligated to incur any out-of-pocket cost or expense in connection with such cooperation, provided, however, that, if any such action requested in writing by Seller shall entail such cost and/or expense, then:

     (i) Purchaser shall notify Seller of such cost and/or expense in writing (including Purchaser’s reasonable estimate of the amount thereof) prior to taking such action;

     (ii) Purchaser shall nonetheless take such action if Seller notifies Purchaser that Seller will reimburse Purchaser for the reasonable, out-of-pocket cost and/or expense thereof; and

     (iii) Seller shall reimburse Purchaser for such reasonable, out-of-pocket costs and/or expenses promptly after Seller’s receipt of a reasonable detailed invoice in connection therewith.

If any such Tenant, in response to Seller’s legal actions or proceedings to recover any such rent and/or Additional Rent arrearages, commences its own legal action against Seller, or files a counterclaim to Seller’s legal action or proceeding, and such Tenant’s legal action or counterclaim names Purchaser as a defendant and relates to the issues raised in Seller’s legal action or proceeding, then, in such event, Seller shall indemnify, hold harmless and defend Purchaser with counsel of Seller’s choice and reasonably acceptable to Purchaser with respect to any such legal action or counterclaim. Purchaser shall not waive, compromise, settle, release, or discharge any claims against any Tenants for any past due rents and/or Additional Rent accrued prior to the Closing Date without Seller’s prior written consent.

     3.6 If any of the items subject to apportionment under the foregoing provisions of this Article 3 cannot be apportioned at the Closing because of the unavailability of the information necessary to compute such apportionment, or if any errors or omissions in computing apportionments at the Closing are discovered subsequent to the Closing, then such item shall be reapportioned, such errors and omissions shall be corrected and the proper party shall be reimbursed as soon as practicable after the Closing. Neither party shall have the right to require a recomputation of a Closing apportionment, or the correction of an error or omission in a Closing apportionment, unless one of the parties:

     (a) has obtained the previously unavailable information or has discovered the error or omission; and

     (b) has given notice thereof to the other party, together with a copy of its good faith recomputation of the apportionment and copies of all substantiating information used in such recomputation.

The failure of a party to obtain any previously unavailable information or discover an error or omission with respect to an item subject to apportionment hereunder and to give notice thereof as provided above after the Closing Date shall be deemed a waiver of its right to cause a recomputation or a correction of an error or omission with respect to such item after the Closing Date.

     3.7 Seller has informed Purchaser, and Purchaser confirms its understanding, that, pursuant to the provisions of the Fourth Amendment to Lease dated as of September 30, 2004, by and among Seller, as landlord, and Novo Nordisk Pharmaceuticals, Inc., as tenant, Seller is obligated to:

     (a) reimburse Novo Nordisk Pharmaceuticals, Inc., for all or a portion of the cost and expense of renovating the premises formerly occupied by Duane Morris LLP; and

     (b) after the earlier day to occur of June 30, 2005 or the date upon which ZS Associates, Inc., shall vacate and surrender its premises in the 100 College Road Building:

     (i) reimburse Novo Nordisk Pharmaceuticals, Inc., for all or a portion of the cost and expense of renovating the premises surrendered by ZS Associates, Inc.;

     (ii) allow Novo Nordisk Pharmaceuticals, Inc., to use and occupy the premises surrendered by ZS Associates, Inc., for three months rent free; and

     (iii) construct a doorway from the fitness facility located on the first floor of the north wing of the 100 College Road Building to the outside of the Building and install a key card operated access control system on such door and on the existing door from the cafeteria facility to the outside of the Building.

Purchaser hereby acknowledges that its assumption of the Leases at Closing will include, but not be limited to, the foregoing reimbursement, rent credit and construction obligations. In exchange therefor,

Seller shall allow to Purchaser an apportionment credit at closing, pursuant to Section 3.1 above, in an amount (the “Net Tenant Incentive Reimbursement”) equal to the difference between:

     (x) One Million Ninety-Five Thousand Nine Hundred Twenty-Six ($1,095,926) Dollars, which the parties agree is a reasonable estimate of the aggregate cost and expense to be incurred by Purchaser in connection with such reimbursements, credit and construction work, without discount or interest factor; less

     (y) if, between the date hereof and the Closing Date, Seller shall reimburse Novo Nordisk Pharmaceuticals, Inc., in whole or in part, for a reimbursable cost or expense as described above in this Section 3.7, allow a rent credit so described to Novo Nordisk Pharmaceuticals, Inc. and/or construct such doorway, the amount so reimbursed, credited and/or expended for such construction, as substantiated to Purchaser’s reasonable satisfaction at or prior to Closing.

The provisions of this Section 3.7 shall survive the Closing.

     3.8 The provisions of this Article 3 (including, without limitation, the provision for one party to give notice to the other under Section 3.6 requesting any correction or recomputation of a closing apportionment) shall survive the Closing for a period of one year, except that the respective rights and obligations of the parties under Sections 3.4 and 3.5 shall survive the Closing for the period expiring one year after the respective items of rent and/or Additional Rent referred to therein shall become due and payable and, thereafter, during the pendency of any action brought by Seller during such period against the applicable Tenant.

     Article 4. Closing Date

     4.1 The delivery of the Deed and the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Fischbein • Badillo • Wagner • Harding LLP, 909 Third Avenue, New York, New York, at 10:00 A.M. on February 3, 2005 (the “Closing Date”), subject only to such adjournments by Seller and/or Purchaser as are specifically permitted in this Agreement. In the event of any permitted adjournment by Seller and/or Purchaser of the initially scheduled Closing Date, the term “Closing Date” shall then mean the date to which the Closing shall have been adjourned. TIME SHALL BE OF THE ESSENCE FOR SELLER AND PURCHASER TO CLOSE ON THE CLOSING DATE.

     4.2 In addition to Seller’s other adjournment rights pursuant to this Agreement, Purchaser and Seller shall each have the right to one or more adjournments of the Closing for a period or periods not to exceed ten (10) business days in the aggregate as to each of them. A party desiring to adjourn the Closing pursuant to this Section 4.2 shall give written notice to such effect to the other party hereto, specifying the date to which the Closing shall be adjourned. Such notice may be sent in the manner set forth in Article 15 below or, if the party giving the notice shall so elect, may be given at the then scheduled Closing. After a party shall have adjourned the Closing for a period of ten (10) business days pursuant to this Section 4.2, time being of the essence, such party shall have no further right to adjourn the Closing pursuant to this Section 4.2.

          Article 5. Permitted Encumbrances

     5.1 Seller shall convey the Properties, and Purchaser shall accept title to the Properties, subject only to:

     (i) the Leases;

     (ii) with respect to the 100 College Road Property, that certain Declaration dated October 18, 1999, recorded in Deed Book 4701, page 1, of the land records of Middlesex County, New Jersey, as amended and restated by that certain Amended and Restated Declaration of Easements, Covenants, Conditions and Restrictions (Initial Village South Parcel) dated May 7, 2001, recorded in Deed Book 4908, page 299 of the aforementioned land records, as further amended and restated by that certain Second Amended and Restated Declaration of Easements, Covenants, Conditions and Restrictions (Block 3, Lot 1.61 – 100 College Road West) dated December 17, 2003, recorded in Deed Book 5124, page 282 of the aforementioned land records and as further amended and restated by that certain Third Amended and Restated Declaration of Easements, Covenants, Conditions and Restrictions (Block 3, Lot 1.61 – 100 College Road West) dated as of October, 2004 and heretofore submitted for recording in the aforementioned land records (collectively, the “100 College Road Declaration”);

     (iii) with respect to the 150 College Road Property, that certain Declaration dated September 6, 2000, recorded in Deed Book 4823, page 574, of the land records of Middlesex County, New Jersey, as amended and restated by that certain Amended and Restated Declaration of Easements, Covenants, Conditions and Restrictions (Village South Parcel II) dated February 7, 2002, recorded in Deed Book 5017, page 509 of the aforementioned land records, as further amended and restated by that certain Second Amended and Restated Declaration of Easements, Covenants, Conditions and Restrictions (Block 3, Lot 1.62 – 150 College Road West) dated December 12, 2002, recorded in Deed Book 5124, page 351 of the aforementioned land records and as amended by that certain First Amendment to the Second Amended and Restated Declaration of Easements, Covenants, Conditions and Restrictions (Block 3, Lot 1.62 – 150 College Road West) dated as of October, 2004 and heretofore submitted for recording in the aforementioned land records (collectively, the “150 College Road Declaration”);

     (iv) the lien of taxes not yet due and payable;

     (v) those other matters set forth on Schedule B to the Title Commitment, which matters are also identified on Schedule 2 hereto, and those states of facts disclosed in the Surveys; and

     (vi) those matters set forth in any updates of the Title Commitment, and those states of facts disclosed in any updates of the Surveys, prior to Closing that are not Unacceptable Encumbrances.

All title matters that are permitted pursuant to the foregoing, that are otherwise expressly permitted pursuant to this Agreement, or that are waived in writing by Purchaser are collectively called the “Permitted Encumbrances”.

     Article 6. Title

     6.1 Purchaser has received and reviewed:

     (i) that certain commitment for an owner’s fee title insurance policy with respect to the 100 College Road Premises and the 150 College Road Premises issued by Trans-County Title Agency, L.L.C. on behalf of First American Title Insurance Company (the “Title Company”) dated December 10, 2004, and bearing title number NCS-132944-NY (the “Title Commitment”); and

     (ii) that certain ALTA/ACSM Land Title Survey of the 100 College Road Premises dated December 6, 2002 and prepared by Schoor Depalma and that certain ALTA/ACSM Land Title Survey for the 150 College Road Premises dated January 5, 2002 and prepared by Schoor Depalma (collectively, the “Surveys”).

The cost of the Title Commitment and any updates thereof, the cost of any title insurance policy or policies issued pursuant thereto and the cost of any updates of the Surveys shall all be borne and paid by Purchaser. A copy of the Title Commitment, together with a copy of all of the underlying documents referred to therein (collectively, the “Title Documents”), and copies of the Surveys have heretofore been delivered to Purchaser’s attorneys. All liens, encroachments, encumbrances and other title matters set forth on Schedule 2 hereto, and all states of facts disclosed in the Surveys, shall constitute Permitted Encumbrances. Purchaser shall have the right to obtain co-insurance for up to fifty (50%) percent of the coverage from Chicago Title Insurance Company, provided, however, that the lead title insurance company shall be First American Title Insurance Company and the term “Title Company”, as used in this Agreement, shall continue to refer solely to First American Title Insurance Company.

     6.2 Purchaser shall have the right to cause the Title Company to update the Title Commitment, and to cause the Surveys to be updated, prior to Closing. If the Title Commitment and/or the Surveys shall be updated, or otherwise amended or supplemented, whether or not at Purchaser’s behest, Purchaser shall deliver written notice to Seller’s attorneys, not later than the earlier to occur of the Closing Date or five (5) business days after Purchaser’s receipt of such update, amendment, or supplement, objecting to any new title matters disclosed by such update, amendment, or supplement. No such notice shall have any effect hereunder unless the same is accompanied by copies of the update, amendment, or supplement giving rise to such notice, as well as by copies of all underlying instruments giving rise to such objections. Notwithstanding anything to the contrary set forth in this Section 6.2 or elsewhere in this Agreement, any such new title matter shall not be objectionable hereunder, and shall be deemed to constitute a Permitted Encumbrance, unless:

     (a) subject to the provisions of Sections 6.4 and 7.2 below, such title matter materially interferes with the current use or operation of the applicable Property or Properties, or shall result in the reduction in the value thereof by more than Two Hundred Fifty Thousand ($250,000) Dollars;

     (b) such title matter was not caused by the acts or wrongful omissions to act of Purchaser; and

     (c) Purchaser shall object to the same, as hereinbefore provided, in a timely manner, with time of the essence.

Any such new title matters that are properly so objectionable are herein collectively called the “Unacceptable Encumbrances”.

     6.3 If, subject to the provisions of Section 6.4, Seller is unable to eliminate all Unacceptable Encumbrances not waived in writing by Purchaser, or to arrange for title insurance reasonably acceptable to Purchaser insuring against enforcement of such Unacceptable Encumbrances against, or collection of the same out of, the applicable Property and omitting such Unacceptable Encumbrance from the title insurance policy or binder given to Purchaser’s mortgagee (which shall constitute the elimination of such Unacceptable Encumbrances for all purposes of this Agreement), in either instance without any additional charge or additional premium to Purchaser, and to convey title in accordance with the terms of this Agreement on or before the Closing Date, then Purchaser shall elect on the Closing Date, as its sole remedy for such inability of Seller, either:

     (a) to terminate this Agreement by notice given to Seller pursuant to Section 18.1, in which event the provisions of Section 18.1 shall apply; or

     (b) to accept title subject to such Unacceptable Encumbrances and receive no credit against, or reduction of, the Purchase Price.

     6.4 Notwithstanding anything to the contrary set forth in this Article 6 or elsewhere in this Agreement, Seller shall not be obligated to bring any action or proceeding, to make any payments, or otherwise to incur any expense in order to eliminate any Unacceptable Encumbrance, except that Seller shall satisfy or pay (as the case may be) all of the following (collectively, “Liens”):

     (a) any mortgage or other security agreement encumbering either or both of the Properties, subject to Purchaser’s payment of the Purchase Price in the manner provided in Section 2.1;

     (b) any real estate taxes and assessments that are a lien against either or both of the Properties, subject to apportionment hereunder (except to the extent that the same are to be paid by the Tenants pursuant to the respective Leases);

     (c) any Unacceptable Encumbrance that shall be susceptible of cure by the payment of a liquidated sum of money and shall have been caused by the affirmative act of Seller; and

     (d) any judgments against Seller, or other liens secured by, or filed against, either or both of the Properties (other than liens resulting from the acts or omissions of any one or more of the Tenants, including, without limitation, mechanics’ liens and the like filed as a result of work done at the behest of a Tenant), which judgments or liens can be satisfied by the payment of liquidated amounts not exceeding Two Hundred Fifty Thousand ($250,000) Dollars in the aggregate.

Without limiting the generality of the preceding provisions of this Section 6.4, for purposes of this Agreement (including, without limitation, Sections 6.1 and 18.1), Seller’s failure or refusal to bring any action or proceeding, to make any payment, or otherwise to incur any expense (except for Seller’s obligation to satisfy Liens as aforesaid) in order to eliminate Unacceptable Encumbrances shall be deemed to constitute the inability of Seller to eliminate such Unacceptable Encumbrances, and shall not constitute a default by Seller (willful or otherwise) under this Agreement that would entitle Purchaser to exercise any of the rights or remedies set forth in Section 18.3 hereof.

     6.5 If, on the Closing Date, there are any Liens or other encumbrances that Seller must pay or discharge in order to convey to Purchaser such title as is herein provided to be conveyed, then Seller may use any portion of the Downpayment or the Cash Balance to satisfy the same, provided that:

     (a) either:

     (i) Seller shall deliver to Purchaser or the Title Company, at the Closing, instruments in recordable form and sufficient to satisfy such Liens or other encumbrances of record and to permit the Title Company to omit the same from the owner’s fee title insurance policy (without Purchaser’s payment of any additional charge or additional premium therefor), together with the cost of recording or filing said instruments; or

     (ii) Seller, having made arrangements with the Title Company, shall deposit with the Title Company sufficient monies acceptable to such company to insure the obtaining and the recording of such satisfactions; and

     (b) the Title Company shall actually omit such Liens or other encumbrances as exceptions from the owner’s fee title insurance policy and the lender’s mortgage title insurance policy without Purchaser’s payment of any additional charge or additional premium therefor.

The existence of any such Liens or other encumbrances shall not be deemed objections to title if Seller complies with the foregoing requirements.

     6.6 Purchaser, if request is made by Seller at least two (2) business days prior to the Closing, shall provide at the Closing separate unendorsed certified or official bank checks, payable to the order of such parties as are designated by Seller and drawn on, or by, a New York Clearing House Association member bank, aggregating not more than the Cash Balance, as apportioned, in order to facilitate the satisfaction or release of any Liens or other encumbrances. Similarly, at Seller’s election, unpaid Liens for taxes, water and sewer charges and assessments that are the obligation of Seller to satisfy and discharge shall not be objections to title, but the amount thereof, plus interest and penalties thereon, if any, computed to the third (3rd) business day after the Closing Date, shall be deducted from the Cash Balance and shall be allowed to Purchaser, subject to the provisions for apportionment of taxes, water and sewer charges and assessments contained in this Agreement.

     6.7 If, on the Closing Date, there are financing statements, conditional bills of sale, chattel mortgages, or security interests filed against either or both of the Properties, such filings shall not constitute objections to title, provided that:

     (a) Seller executes and delivers an affidavit to the effect that either:

     (i) the personal property covered by said financing statements, conditional bills of sale, chattel mortgages, or security interests is no longer in or on such Properties;

     (ii) if such personal property is still in or on such Properties, it has been fully paid for (and Seller provides reasonable proof thereof to Purchaser); or

     (iii) such personal property is the property of a Tenant or other occupant of such Properties; and

     (b) the Title Company omits the same from the owner’s fee title insurance policy and the lender’s mortgage title insurance policy without Purchaser’s payment of any additional charge or additional premium therefor.

     6.8 Any franchise or corporate tax that is open, levied, or imposed against Seller, or any other owner in the chain of title to either or both of the Properties, that may be a Lien on the Closing Date shall not be an objection to title if the Title Company omits the same from the owner’s fee title insurance policy and the lender’s mortgage title insurance policy without Purchaser’s payment of any additional charge or additional premium therefor.

     6.9 If a search of title discloses judgments, bankruptcies, or other returns against other persons or entities having names the same as, or similar to, that of Seller, then Seller will deliver to Purchaser and the Title Company an affidavit stating that such judgments, bankruptcies, or other returns are not against Seller, whereupon, provided that the Title Company omits such returns as exceptions to its owner’s fee title insurance policy and the lender’s mortgage title insurance policy without Purchaser’s payment of any additional charge or additional premium therefor, such returns shall not be deemed objections to title.

     6.10 Seller shall be entitled to one or more adjournments of the Closing Date, not exceeding sixty (60) days in the aggregate, in order to dispose of any Unacceptable Encumbrances that Seller elects or is required to remove, satisfy, or otherwise discharge, and Purchaser’s obligations to close hereunder shall remain in full force and effect during such period.

     Article 7. Representations and Warranties

     7.1 Seller represents and warrants to Purchaser as follows:

     (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (b) Seller has the full legal right, power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by Seller pursuant to this Agreement (collectively, “Seller’s Documents”), to consummate the transactions contemplated hereby and to perform its obligations hereunder and under the Seller’s Documents.

     (c) The execution and delivery of this Agreement and Seller’s Documents, as well as the performance of Seller’s obligations hereunder and thereunder, do not, and will not, contravene any provision of Seller’s certificate of incorporation or by-laws, or any judgment, order, decree, writ, or injunction issued against Seller, and do not require the consent of any governmental or private party or body (other than the Board of Directors of Seller or the Executive Committee of such Board of Directors, which consent has been obtained). The consummation of the transactions contemplated hereby will not result in a breach of, or constitute a default or event of default by Seller under, any agreement to which Seller or any of its assets are subject or bound.

     (d) To Seller’s knowledge, there are no leases, licenses, or other occupancy agreements affecting any portion of the Properties on the date hereof, except for the leases, licenses, or other occupancy agreements listed in Schedule 3 annexed hereto (the leases, licenses, or other occupancy agreements so scheduled, collectively, the “Leases”) and except for any subleases or other occupancy agreements made by the tenants under the Leases. To Seller’s knowledge, Schedule 3 is a complete list of all leases, licenses, occupancy agreements and other material documents relating thereto pursuant to which the tenants of the Properties (collectively, the “Tenants”) occupy their premises at the same.

     (e) As of the date of this Agreement only, Seller has:

     (i) not received written notice of any offsets against, defenses to, or claims against the payment of rent by any Tenant under any of the Leases;

     (ii) neither given nor received any written notice of default under any of the Leases that remains uncured; and

     (iii) no knowledge of any material default by either Seller or any of the Tenants under the Leases that remains uncured, other than:

     (x) Seller’s delay in arranging a reduction in the letter of credit held as security under the Lease of premises at the 150 College Road Premises to Predix Pharmaceuticals Holdings, Inc. (successor to Physiome Sciences, Inc.) pursuant to that certain Third Amendment to Lease Agreement dated October 14, 2004, by and between New Valley Corporation and Predix Pharmaceuticals Holdings, Inc; and

     (y) the withholding of payment of the rents due for the month of December, 2004, by Predix Pharmaceuticals Holdings, Inc.

     (f) Seller has not received written notice of any pending litigations or any pending governmental proceedings to which Seller is a party with respect to either or both of the Properties.

     (g) Seller has received no written notice that any of the certificates of occupancy or any other Licenses issued in connection with the ownership, use and the occupancy of Properties has been suspended or revoked.

     (h) Seller has no employment contracts or collective bargaining agreements relating to either or both of the Properties that would bind Purchaser.

     (i) To Seller’s knowledge, there are no material service contracts (including, without limitation, management and brokerage agreements) affecting either or both of the Properties on the date hereof, except for the contracts set forth on Schedule 5 annexed hereto (collectively, the “Contracts”). As of the date of this Agreement only, Seller has neither given nor received any written notice of default under the Contracts, and to Seller’s knowledge there are no material defaults under any of the Contracts.

     (j) As of the date of this Agreement only, Seller has received no written notice of any pending condemnation against either or both of the Properties or any portion thereof.

     (k) Seller has delivered, or caused to be delivered, to Purchaser, and/or caused to be posted on the internet website created by the Broker for reference by prospective purchasers of the Properties (and Purchaser and its attorneys have been given full access to such website), true and complete photocopies of all of the Leases and the Contracts.

     (l) Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“FIRPTA”).

     (m) Seller has not entered into any other contract for the sale of the Properties or any portion thereof. Further, to Seller’s knowledge, no person, firm, or entity has any right of first refusal, right of first offer, or other preferential right to acquire the Properties or any portion thereof, other than the purchase right of the Trustees of Princeton University (the “Trustees”) as set forth in the 100 College Road Declaration and the 150 College Road Declaration. Seller has requested and received a waiver of such purchase right from the Trustees.

     (n) The sale of the Properties pursuant to this Agreement will not render Seller insolvent.

     (o) As of the date of this Agreement only, Seller has received no written notice from any governmental authority of any material violations of any material laws (including, without limitation, any material environmental laws) applicable to either or both of the Properties (“Violations”).

     (p) During the ten (10) year period prior to and including the date of this Agreement, Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, admitted in writing its inability to pay its debts as they become due, or made an offer of settlement, extension, or composition to its creditors generally.

     (q) As of the date of this Agreement only, Seller has no knowledge that any substance brought onto, stored, used, or disposed of at or from either or both of the Properties during the period of Seller’s ownership of the Properties, which substance was classified and recognized as a Hazardous Material under the laws, rules, regulations, orders, codes and ordinances that were in effect at the time of such activity, was so brought onto, stored, used and/or disposed of at or from either or both of the Properties in violation of any such law, rule, regulation, order, code, or ordinance.

Copies of the Leases, the Contracts and certain other Property Information have been delivered, or otherwise made available, to Purchaser (including, without limitation, by posting the same on the website maintained by the Broker with respect to the Properties). Purchaser acknowledges having received the Leases, the Contracts and such Property Information, as well as having reviewed, or having had sufficient opportunity to review, the same. By accepting the Deed, Purchaser acknowledges its receipt and acceptance, or the availability to it, of all Property Information delivered or made available to it, and that Purchaser has reviewed the same to its satisfaction. To the extent that the copies of the Leases, the Contracts and/or the other Property Information delivered or made available to Purchaser or its attorneys contain provisions that are, or information that is, inconsistent with any of the foregoing representations and warranties, or with any of the information set forth on the schedules or in the exhibits to this Agreement, the foregoing representations and warranties, or the applicable schedules and exhibits (as the case may be), shall be deemed to be modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties, or such schedules and exhibits, to the contents of the Leases, the Contracts and such Property Information.

     7.2 For all purposes of this Agreement (including, without limitation, Sections 7.3 and 7.5 below), any representation or warranty made by Seller in this Agreement (including, without limitation, in Section 7.1 above) specifically as of the date of this Agreement shall be considered to be untrue or incorrect only if the same is determined to be untrue or incorrect as of such date, regardless of any change in facts and circumstance or in Seller’s knowledge (whichever shall be applicable to the specific representation or warranty) thereafter, and shall be considered to be repeated at Closing, but nonetheless limited to the facts and circumstances or Seller’s knowledge thereof (as the case may be) existing as of the date of this Agreement. Without intention to limit the generality of the foregoing in any respect, if Seller shall receive written notice of any new or additional Violations between the date hereof and the Closing, Seller shall endeavor promptly to furnish Purchaser with copies thereof, but Seller’s agreement to do so shall not change, or detract from, the provision contained in Section 7.1(o) that the representation and warranty relating to Violations set forth therein speaks only as of the date hereof, nor shall Seller’s failure to furnish copies of any such notices to Purchaser give rise to any liability on the part of the Seller or to any rights in favor of Purchaser.

     7.3 If, at or prior to the Closing:

     (a) Purchaser shall acquire knowledge (whether through its own efforts, by notice from Seller, or otherwise) that any of the representations or warranties made herein by Seller is untrue or incorrect, and shall give Seller notice thereof at or prior to the Closing; or

     (b) Seller shall notify Purchaser that a representation or warranty made in this Agreement by Seller is untrue or incorrect,

then Purchaser shall nevertheless be deemed to, and shall, waive such misrepresentation or breach of warranty and shall consummate the transactions contemplated hereby without any reduction of, or credit against, the Purchase Price, but only if either:

     (i) all of such representations and warranties are of such a nature that Purchaser’s actual damages as a result of such misrepresentations or breaches of warranties would not exceed, in the aggregate, Two Hundred Fifty Thousand ($250,000.00) Dollars; or

     (ii) Seller cures or corrects such untruth or incorrectness prior to Closing (and, if Seller so elects, Seller shall have the right to adjourn the Closing Date from time to time, by written notice sent to Purchaser or given to Purchaser at the Closing, by not more than a total of thirty (30) days in order to accomplish the same).

However, if all of such representations and warranties are of such a nature that Purchaser’s actual damages as a result of such misrepresentations or breaches of warranties would exceed, in the aggregate, Two Hundred Fifty Thousand ($250,000.00) Dollars, and such misrepresentations and/or breaches of warranties are not cured or corrected by Seller on or before the Closing Date, then Purchaser, as its sole remedy for any and all such misrepresentations and/or breaches of warranties, shall elect either:

     (x) to waive such misrepresentations or breaches of warranties and consummate the transactions contemplated hereby without any reduction of, or credit against, the Purchase Price; or

     (y) to terminate this Agreement by notice given to Seller on the Closing Date, in which event this Agreement shall be terminated and neither party shall have any further rights, obligations, or liabilities hereunder, except as otherwise expressly provided herein (collectively, the “Surviving Obligations”), and except that, provided that Purchaser is not otherwise in default hereunder, Purchaser shall be entitled to the return of the Downpayment.

     7.4 Purchaser acknowledges, confirms and agrees that:

     (a) at or prior to the Closing, Purchaser’s rights and remedies, in the event that any representation or warranty made by Seller in this Agreement are untrue or incorrect, shall be only as provided in Section 7.3;

     (b) if the Closing does not occur, Purchaser shall be deemed to have expressly waived, relinquished and released all of the rights or remedies that might otherwise have been available to Purchaser at law, in equity, under this Agreement, or otherwise (including, without limitation, the right to seek specific performance and/or damages from Seller) as a result of any of one or more Seller’s representations or warranties made in this Agreement being untrue or incorrect; and

     (c) Purchaser shall not be entitled to terminate this Agreement or to seek any other remedy against Seller in the event that any representation or warranty made by Seller in this Agreement (including, without limitation, in Section 7.1 above) specifically as of the date of this Agreement shall become untrue or incorrect in any material or immaterial respect by reason of any change in circumstance or other events occurring after the date hereof.

     7.5 In the event that the Closing occurs, then, notwithstanding anything contained in this Agreement to the contrary:

     (a) Purchaser shall be deemed to have expressly waived, relinquished and released any right or remedy that might otherwise have been available to Purchaser at law, in equity, under this Agreement, or otherwise to make a claim against Seller for damages that Purchaser may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of the untruth or incorrectness of any of Seller’s representations or warranties that survive the Closing, if:

     (i) Purchaser had actual knowledge that such representation or warranty was untrue or incorrect at the time of the Closing, and Purchaser nevertheless closed title hereunder; or

     (ii) Purchaser’s actual damages as a result of such misrepresentation or breach of warranty are less than Two Hundred Fifty Thousand ($250,000.00) Dollars in the aggregate; and

     (b) to the extent that Purchaser shall not have waived, relinquished and released all rights or remedies that are available to it at law, in equity, under this Agreement, or otherwise as provided in Section 7.5(a), the aggregate liability of Seller arising pursuant to, or in connection with, any surviving representations, warranties, covenants and other obligations (whether express or implied) of Seller in this Agreement and/or in the Seller’s Documents (including the Deed) shall not exceed, in the aggregate, an amount equal to Two Million ($2,000,000.00) Dollars.

The provisions of this Section 7.5 shall survive the Closing.

     7.6 As used in this Agreement, the words “Seller’s knowledge”, or words of similar import, shall be deemed to mean, and shall be limited to, the actual (as distinguished from implied, imputed, or constructive) knowledge of Seller after, and based solely upon, making inquiry of Bennett P. Borko, an officer of New Valley Realty, the real estate division of Seller, without such person having any obligation to make any independent inquiry or investigation other than inquiries of the management agents for the Properties. Without limiting the generality of the preceding, knowledge of any matter possessed by the management agents for the Properties or their affiliates shall not be imputed to Seller, unless such matter is actually known by Mr. Borko. Furthermore, references herein to the receipt of any notices by Seller, or terms of similar import, shall mean written notices actually received by Mr. Borko. No notices received by Seller’s management agents or by any other of Seller’s agents or employees shall be imputed to Seller unless the same have actually been received by Mr. Borko. Purchaser acknowledges that Mr. Borko’s knowledge is based solely upon his inquiries of the management agents for the Properties.

     7.7 The representations and warranties of Seller set forth in Section 7.1 and elsewhere in this Agreement, and/or in the Seller’s Documents (including, without limitation, the Deed), shall not survive the Closing, except that Seller’s representations and warranties set forth in this Article 7 shall survive the Closing for a period of one (1) year.

     7.8 Purchaser represents and warrants to Seller as follows:

     (a) Purchaser is a corporation, duly formed, validly existing, and in good standing under the laws of the State of Delaware.

     (b) Purchaser has the full legal right, power, authority and financial ability to execute and deliver this Agreement and all documents now or hereafter to be executed by Purchaser pursuant to this Agreement (collectively, “Purchaser’s Documents”), to consummate the transactions contemplated hereby and to perform its obligations hereunder and under Purchaser’s Documents.

     (c) The execution and delivery of this Agreement and Purchaser’s Documents, as well as the performance of Purchaser’s obligations hereunder and thereunder, do not, and will not, contravene any provision of the Charter or By-Laws of Purchaser, or any judgment, order, decree, writ, or injunction issued against Purchaser, and do not require the consent of any governmental or private party. The consummation of the transactions contemplated hereby will not result in a breach of, or constitute a default or event of default by Purchaser under, any agreement to which Purchaser or any of its assets are subject or bound.

     (d) There are no material pending actions, suits, proceedings, or investigations to which Purchaser is a party before any court or other governmental authority that may have an adverse impact on Purchaser’s ability to consummate the transactions contemplated hereby.

     (e) Purchaser has knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

     (f) Purchaser is not acting, directly or indirectly, for, or on behalf of, any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control, and is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation.

The representations and warranties of Purchaser set forth in this Section 7.7 and elsewhere in this Agreement shall survive the Closing and the execution and delivery of the Deed for a period of one (1) year.

     7.9 Any claim asserted by either party against the other for breach of a surviving representation or warranty must be asserted by notice given to the party allegedly in breach thereof prior to the expiration of the applicable survival period therefor. Such notice shall set forth in reasonable detail the basis for such claim.

     Article 8. Costs of Transaction.

     8.1 Seller shall be responsible for:

     (a) Seller’s legal fees and expenses attributable to the transfer of the Properties to Purchaser, including the preparation and negotiation of this Agreement and the consummation of the transactions contemplated herein; and

     (b) any transfer taxes imposed by the state and locality in which the Properties are located in connection with the transfer of the 100 College Road Premises and the 150 College Road Premises to Purchaser.

     8.2 Except as otherwise provided in Section 8.1 or Article 12, all costs and expenses in connection with the transfer of the Properties to Purchaser shall be the sole responsibility of, and be paid by, Purchaser, including, without limitation:

     (a) Purchaser’s legal fees and expenses;

     (b) Purchaser’s fee title insurance premiums, recording fees and expenses, survey costs, and, except as otherwise specifically set forth in this Agreement, the cost of any affirmative title insurance and endorsements desired by Purchaser;

     (c) mortgagee title insurance premiums, recording fees, taxes and expenses with respect to any mortgage financing procured by Purchaser;

     (d) any transfer or sales taxes, other than the transfer taxes referred to in Section 8.1(b) above;

     (e) engineering, environmental, inspection and other due diligence expenses; and

     (f) all other closing expenses that by law or custom are paid by the purchasers of real property in the State of New Jersey.

     Article 9. Documents and Items to be Delivered at Closing

     9.1 At the Closing, Seller shall execute, acknowledge and/or deliver (or cause to be delivered), as applicable, the following to Purchaser or the Title Company, as applicable:

     (a) A Deed conveying fee title to the Properties to Purchaser, in the form of Exhibit A annexed hereto (the “Deed”).

     (b) An Assignment and Assumption of Leases and Security Deposits, in the form of Exhibit B annexed hereto (the “Lease Assignment”), assigning without warranty or representation all of Seller’s right, title and interest, if any, in and to the Leases, all guarantees thereof, and the security deposits thereunder in Seller’s possession, if any.

     (c) An Assignment and Assumption of Contracts, Licenses and Building Plans, in the form of Exhibit C annexed hereto (the “Contract and License Assignment”), assigning all of Seller’s right, title and interest, if any, in and to:

     (i) all of the assignable Licenses;

     (ii) all assignable purchase orders, equipment leases, advertising agreements, franchise agreements, license agreements, leasing and brokerage agreements and other service contracts relating to the operation of the Properties, to the extent that Purchaser has agreed under Section 17.2 to assume such Contracts; and

     (iii) all assignable building plans and specifications and guarantees and warranties for any real or personal property being transferred pursuant to this Agreement, to the extent that:

     (x) any such plans and specifications are in Seller’s possession or control; and

     (y) Seller is the beneficiary of any such guarantees and warranties.

     (d) An Assignment of Intangible Property in the form of Exhibit D annexed hereto (the “Intangible Property Assignment”), assigning all of Seller’s right, title and interest, if any, in and to Intangible Property.

     (e) To the extent in Seller’s possession, signed original copies of all of the Leases and any amendments, guarantees and other documents relating thereto, together with:

     (i) a schedule of all tenant security deposits under the Leases and the accrued interest on such security deposits payable to Tenants that are in the possession of, or received by, Seller; and

     (ii) a good, unendorsed certified or official bank check drawn on or by a New York Clearing House Association member bank payable to the order of Purchaser, or a credit to Purchaser against the Purchase Price, in the aggregate amount of such security deposits and accrued interest thereon payable to Tenants that are in the possession of, or received by, Seller, less, however, the amount of any security deposit applied against a Tenant’s default in conformity with the provisions of such Tenant’s Lease.

With respect to any security deposits under Leases that are other than cash, Seller shall execute and deliver to Purchaser at the Closing, or, if applicable, cause Seller’s lender to execute and deliver to Purchaser, any appropriate instruments of assignment or transfer, without warranty or representation that such security may be converted to cash. The provisions of the preceding sentence shall survive the Closing.

     (f) A bill of sale, in the form of Exhibit E annexed hereto (the “Bill of Sale”), conveying, transferring and selling to Purchaser, without warranty or representation, all right, title and interest of Seller in and to all Personal Property being transferred pursuant to Article 1 of this Agreement. Seller and Purchaser agree that no portion of the Purchase Price has been allocated to, or is otherwise attributable to, the Personal Property.

     (g) Notices to Tenants and notices to the vendors or suppliers under the Contracts assumed by Purchaser, in the forms of Exhibit F-1 and Exhibit F-2, respectively, annexed hereto (the “Tenant Notices” and the “Contractor Notices”), both:

     (i) advising the Tenants and such vendors or suppliers of the sale of the Properties to Purchaser; and

     (ii) directing that rents and other payments under the Leases, in the case of the Tenant Notices, and future communications, in the case of the Contractor Notices, thereafter be sent to Purchaser’s management agent as designated therein.

     (h) Copies of the resolutions of the Board of Directors or the Executive Committee thereof of Seller, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement to be undertaken by Seller, certified as true and correct by the Secretary or an Assistant Secretary of Seller.

     (i) Possession of the Properties, subject to the Permitted Encumbrances, the Leases and any Unacceptable Encumbrances that have been waived in writing by Purchaser.

     (j) State and local property transfer tax returns required to be filed in connection with the sale of the Properties hereunder (the “Transfer Tax Returns”), and the payment of all transfer taxes required thereby.

     (k) A certificate signed by Seller in the form of Exhibit G annexed hereto (the “FIRPTA Certificate”). Upon Seller’s delivery of such certificate, Purchaser shall not withhold any portion of the Purchase Price pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

     (l) All files, records, plans and specifications in Seller’s possession relating to the construction, maintenance, operation and leasing of the Properties and not previously delivered to Purchaser.

     (m) Letters of non-applicability under the New Jersey Industrial Site Recovery Act (“ISRA”) with respect to the Properties, if obtained by Seller. Seller’s failure to deliver the same shall not entitle Purchaser to refuse to close under this Agreement, but Seller represents that it will duly apply for such letters and will diligently pursue the obtaining thereof.

     (n) An Affidavit of Title in form and substance sufficient to enable the Title Company to omit its standard printed exceptions from the Title Commitment, except to the extent that any thereof are Permitted Encumbrances and except, further, that Seller shall not be required thereby to incur any obligation to remedy title defects beyond its obligations under Article 6.

     (o) All other documents and items Seller is required to deliver pursuant to the provisions of this Agreement.

     9.2 At the Closing, Purchaser shall execute, acknowledge and/or deliver, as applicable, the following to Seller or the Title Company, as applicable:

     (a) The Cash Balance, subject to apportionments, credits (if any) and adjustments (if any), as provided in this Agreement.

     (b) The Deed.

     (c) The Lease Assignment.

     (d) The Contract and License Assignment.

     (e) A certificate executed by the secretary or other appropriate officer of Purchaser, certifying as to the consents of the Board of Directors of Purchaser authorizing the execution, delivery, and performance of this Agreement by Purchaser (true and correct copies of which shall be attached thereto) and as to the authority and signatures of those individuals executing any documents or instruments on behalf of Purchaser in connection with the transactions contemplated herein.

     (f) The Transfer Tax Returns.

     (g) All other documents and items Purchaser is required to deliver pursuant to the provisions of this Agreement.

     Article 10. Tax Certiorari

     10.1 Seller shall, at Closing, assign to Purchaser, without representation, warranty, or recourse of any kind, all of Seller’s right, title and interest (if any) in and to any then pending protests or reduction proceedings relating to the assessed valuation of the Properties for any fiscal tax year(s)

subsequent to the tax year in which the Closing occurs, whereupon Purchaser shall be authorized to continue and control the progress of, and to make all decisions with respect to, any such proceedings.

     10.2 All net tax refunds and credits attributable to any tax year prior to the tax year in which the Closing occurs shall belong to, and be the property of, Seller. All net tax refunds and credits attributable to any tax year subsequent to the tax year in which the Closing occurs shall belong to, and be the property of, Purchaser. All net tax refunds and credits attributable to the tax year in which the Closing occurs shall be divided between Seller and Purchaser in accordance with the apportionment of taxes pursuant to the provisions of this Agreement, after deducting therefrom a pro rata share of all expenses (including, without limitation, reasonable counsel fees and disbursements and consultant’s fees) incurred in obtaining such refund, the allocation of such expenses to be based upon the total refund obtained in such proceeding and in any other proceeding simultaneously involved in the trial or settlement. All tax refunds to be paid to either party after the Closing shall be net of any amounts due to Tenants on account of any such tax refunds, and Seller and Purchaser shall jointly determine such amount(s) (if any) due Tenants and direct the Seller’s tax protest or certiorari counsel to deduct such amounts from the gross tax refund and forward the same to the appropriate Tenant(s) prior to making any payment to Seller or Purchaser (as the case may be).

     10.3 Each party shall cooperate with the other party in connection with the prosecution of any such proceedings, and take all steps, whether before or after the Closing Date, that may be necessary to carry out the intention of the foregoing (including, without limitation, the delivery to the other party, upon demand, of any relevant books and records (including, without limitation, receipted tax bills and canceled checks used in payment of such taxes), the execution of any and all consents or other documents, and the undertaking of any act necessary for the collection of such refund by the party entitled thereto).

     10.4 The provisions of this Article 10 shall survive the Closing.

     Article 11. As Is; Due Diligence.

     11.1 Purchaser shall accept title to the Properties on an “AS-IS-WHERE-IS AND WITH ALL FAULTS” basis, except as otherwise provided herein.

     11.2 This Agreement contains all the terms of the agreement entered into between the parties as of the date hereof. Purchaser acknowledges that neither Seller nor any of Seller’s Affiliates, nor any of their respective agents or representatives, have made any representations, or held out any inducements, to Purchaser. Seller hereby specifically disclaims any representations, oral or written, past, present, or future, other than those specifically set forth in this Agreement. Without limiting the generality of the foregoing, Purchaser has not relied upon any representations or warranties, and neither Seller nor any of Seller’s Affiliates, nor any of their agents or representatives, has made, or is willing to make, any representations or warranties, express or implied, other than as may be expressly set forth herein, as to any matter or thing, including, without limitation:

     (a) the status of title to the Properties;

     (b) the Leases, Contracts and Licenses;

     (c) the current or future real estate tax liability, assessment, or valuation of the Properties;

     (d) the potential qualification of the Properties for any and all benefits conferred by any laws, whether for subsidies, special real estate tax treatment, insurance, mortgages, or any other benefits, whether similar or dissimilar to those enumerated;

     (e) the compliance of the Properties in their current or any future state with applicable laws (including, without limitation, environmental laws) or any violations thereof (including, without limitation, those relating to access for the handicapped, environmental, or zoning matters), and the ability to obtain a change in the zoning or a variance in respect to the Properties’ non-compliance, if any, with zoning laws;

     (f) the existence, nature, significance, impact and/or extent of any declaration, easement, covenant, condition, restriction, right-of-way, lease, possession, lien, encumbrance, license, reservation, condition, or otherwise, regardless of whether or not a Permitted Encumbrance;

     (g) the availability of any financing for the purchase, alteration, rehabilitation, or operation of the Properties from any source (including, without limitation, any government authority or any lender);

     (h) the current or future use of the Properties;

     (i) the present and future condition and operating state of any Personal Property, and the present or future structural and physical condition of the Buildings, their suitability for rehabilitation or renovation, or the need for expenditures for capital improvements, repairs, or replacements thereto;

     (j) environmental matters relating to either or both of the Properties or any portion thereof (including, without limitation, the presence or absence of any underground storage tanks);

     (k) geological conditions (including, without limitation, subsurface conditions), drainage and soil conditions (including, without limitation, the existence of instability, past soil repairs, soil additions, conditions of soil fill and the sufficiency of any undershoring);

     (l) the availability of any utilities to either or both of the Properties (including, without limitation, water, sewage, gas, electric, telephone and cable television)

     (m) the actual or permitted usages of any adjoining property;

     (n) access to either or both of the Properties or any portion thereof;

     (o) the value, compliance with plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, physical condition, or financial condition of either or both of the Properties or any portion thereof;

     (p) the merchantability of either or both of the Properties or any portion thereof, or the suitability or fitness thereof for any particular purpose or use;

     (q) the viability or financial condition of any Tenant;

     (r) the status of the leasing market in which the Properties are located;

     (s) the actual or projected income or operating expenses of the Properties; or

     (t) the tax consequences of acquiring, owning, operating, maintaining, repairing, restoring, financing, or otherwise dealing with the Properties.

     11.3 Seller makes no representations or warranties as to whether either or both of the Properties, or any portion thereof, contains any Hazardous Materials, or pertaining to the extent, location, or nature of the same. Further, to the extent that Seller has provided, or may hereafter provide, Purchaser with information from any inspection, engineering, or environmental reports concerning dieldrin or any other Hazardous Materials, Seller makes no representations or warranties with respect to the accuracy or completeness, methodology of preparation, or otherwise concerning the contents of such reports. The risk that adverse physical and environmental conditions may not have been revealed or discovered, and may not be discoverable, by Purchaser’s investigations shall be upon and with Purchaser. As used in this Agreement, the term “Hazardous Materials” shall mean petroleum or petroleum products, radioactive materials, asbestos in any form, dieldrin, polychlorinated biphenyls, radon gas and any chemicals, materials, or substances defined as, or included in the definition of, “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants” under any applicable environmental laws, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 6901 et seq., Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. § 7401 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq., the regulations promulgated pursuant to any of the foregoing and any state and local counterparts or substantial equivalents thereof.

     11.4 Purchaser acknowledges that Seller has afforded Purchaser with the opportunity for full and complete investigations, examinations and inspections of the Properties and all Property Information. Purchaser acknowledges and agrees that:

     (a) the Property Information delivered or made available to Purchaser and Purchaser’s Representatives by Seller or Seller’s Affiliates, or any of their agents or representatives, may have been prepared by third parties and may not be the work product of Seller and/or any of Seller’s Affiliates;

     (b) neither Seller nor any of Seller’s Affiliates have made any independent investigation or verification of, or has any knowledge of the accuracy or completeness of, the Property Information, except as and to the extent specifically set forth in this Agreement;

     (c) except for the copies of the Leases and the Contracts, all other Property Information delivered or made available to Purchaser and Purchaser’s Representatives has been furnished to each of them at the request, and for the convenience, of Purchaser and without Seller having been obligated to deliver or make available any thereof;

     (d) except as specifically set forth in this Agreement, Purchaser is relying solely on its own investigations, examinations and inspections of the Properties and those of Purchaser’s Representatives, and is not relying in any way on the Property Information furnished by Seller or any of Seller’s Affiliates, or any of their agents or representatives;

     (e) except as specifically set forth in this Agreement, Seller expressly disclaims any representations or warranties with respect to the accuracy or completeness of the Property Information; and

     (f) except as specifically set forth in this Agreement, Purchaser hereby releases Seller and Seller’s Affiliates, and their respective agents and representatives, from any and all liability with respect to the accuracy and completeness of the Property Information.

     11.5 Purchaser, or anyone claiming by, through, or under Purchaser, hereby fully and irrevocably releases Seller and Seller’s Affiliates, and their agents and representatives, from any and all claims that Purchaser or any such releasor may now have, or may hereafter acquire, against Seller or Seller’s Affiliates, or their respective agents or representatives, for any cost, loss, liability, damage, expense, action, or cause of action, whether foreseen or unforeseen, arising from, or related to, any construction defects, construction errors or construction-related omissions on or in the Properties, or any other conditions (whether patent, latent or otherwise) affecting the Properties, except for claims against Seller based upon any representations, warranties, covenants, obligations and/or liabilities of Seller specifically provided in this Agreement and, as to the same, as such claims against Seller are, or may be, limited by the provisions of this Agreement with respect to survival, damages, remedies, and the like.

     11.6 Except for the representations and warranties specifically set forth in this Agreement, Seller makes no representations or warranties as to the truth, accuracy, or completeness of the Property Information (including, without limitation, that the Property Information is complete, accurate, or the final versions thereof, or that all similar Property Information has been provided to Purchaser). It is the parties express understanding and agreement that the Property Information is provided only for Purchaser’s convenience in making its own examination and determination as to whether it wishes to purchase the Properties, and, in doing so, except for the representations and warranties expressly set forth in this Agreement, Purchaser has relied exclusively on its own independent investigation and evaluation of every aspect of the Properties, and not on any information supplied by Seller. Purchaser expressly disclaims any intent to rely upon the Property Information in connection with the Engineering Inspections and Environmental Inspections, and agrees that, except for the representations and warranties expressly set forth in this Agreement, it shall rely solely on its own independently developed or verified information.

     11.7 Purchaser acknowledges that Seller shall not be liable or bound in any manner by any oral or written “setups” or information pertaining to the Properties or the rents furnished by Seller, Seller’s Affiliates, their agents or representatives, the Broker, any other real estate broker, or any other person or entity.

     11.8 Between the date of this Agreement and the Closing, Seller shall allow Purchaser and Purchaser’s Representatives reasonable access to the 100 College Road Premises and the 150 College Road Premises during normal business hours for the sole purpose of inspecting the physical condition of the same and conducting non-intrusive physical and environmental tests and inspections thereof (collectively, the “Inspections”). Purchaser and/or its Representatives may, at Purchaser’s option, conduct the Inspections on several different dates, and Purchaser may, at its option, retain different Purchaser’s Representatives to conduct different aspects of the Inspections, provided, however, that, at least twenty-four (24) hours prior to any such Inspection, Purchaser shall provide notice to Seller of its and/or the Purchaser’s Representatives’ intention to conduct such Inspection and the proposed date and time of such Inspection (which notice may be given by telephone to Seller’s property management office and need not be given in writing as provided in Article 15). Seller and/or its representatives shall have the right to accompany Purchaser and/or Purchaser’s Representatives during any such Inspection.

     11.9 Except with Seller’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed, Purchaser and/or Purchaser’s Representatives shall not conduct any physically intrusive testing, boring, drilling, sampling, or removing of any portion of either or both of the Properties (collectively, “Physical Testing”; the term “Inspection”, as hereinafter used in this Agreement, shall be deemed to include Physical Testing). If Purchaser and/or Purchaser’s Representatives desire to conduct any Physical Testing on the Property, Purchaser shall submit a work plan to Seller along with its request for Seller’s consent to the Physical Testing, and Seller shall respond to such request within three (3) business days after Seller’s receipt of such request.

     11.10 Prior to any Inspection (whether or not the same shall involve Physical Testing), Purchaser and/or Purchaser’s Representatives, at Purchaser’s own cost and expense, shall obtain any and all permits and authorizations of whatever nature as are required by law in connection therewith. Purchaser shall comply, and shall cause Purchaser’s Representatives to comply, with any and all applicable Federal, state and local laws and regulations in connection with any Inspection. Prior to conducting any Inspection, Purchaser shall obtain, or shall cause any Purchaser’s Representative not otherwise included under any Purchaser’s coverage to obtain, comprehensive liability insurance, insuring any and all activities and conduct of any such persons while exercising the rights granted hereunder, and against any adverse consequences of any and all such activities and conducts, which insurance shall:

     (a) provide for combined single limits of liability of not less than $5,000,000.00 for personal injury or death and not less then $1,000,000.00 for property damage;

     (b) contain a contractual liability endorsement that insures the indemnity obligations contained in this Agreement; and

     (c) name Seller and Crimson Corporate Services, LLC (property manager of the Property) as additional insureds.

     11.11 If any portion of either of the Properties (including, without limitation, improvements, furniture and fixtures) suffers damage by reason of any Inspection by Purchaser and/or Purchaser’s Representatives, Seller shall have the right to:

     (a) cause Purchaser, at Purchaser’s sole cost and expense, to immediately repair all such damage and restore the applicable Property or Properties to the condition existing prior to such damage; or

     (b) repair all such damage, restore the applicable Property or Properties to the condition existing prior to such damage and charge Purchaser for the actual and reasonable out-of-pocket costs of such repair and restoration (which costs shall be paid by Purchaser to Seller within ten (10) days after Purchaser’s receipt of a detailed written statement from Seller’s vendors therefor).

     11.12 Purchaser shall not suffer, or permit to be enforced against either or both of the Properties or any part thereof, any mechanics’, materialmen’s, contractors’, or subcontractors’ lien, or any claim for damage or demand for damages, arising out of any Inspection by Purchaser and/or Purchaser’s Representatives. Purchaser shall pay or bond over, or cause to be paid or bonded over, all such liens, claims and demands within ten (10) days after receipt of notice thereof. Purchaser shall promptly furnish evidence of payment or bonding upon Seller’s request.

     11.13 Purchaser shall not unreasonably interfere with, or permit unreasonable interference with, the quiet enjoyment of all or any portion of either or both of the Properties by any person occupying, or providing service at, the same or entitled to use any portion of the same.

     11.14 Purchaser shall indemnify, defend and hold harmless Seller, the property manager of the Properties and their respective officers, directors, agents, employees and contractors from and against any and all actual and direct losses, liabilities, demands, damages, liens, claims, injuries, actions, out-of-pocket costs, or out-of-pocket expenses, including, without limitation, reasonable attorneys’ fees, disbursements and court costs, arising out of:

     (a) any access to, or activities (including without limitation any Inspection) at, either or both of the Properties by Purchaser and/or Purchaser’s Representatives;

     (b) any release by Purchaser and/or Purchaser’s Representatives of Hazardous Materials on either or both of the Properties, whether or not brought onto the same by Purchaser and/or Purchaser’s Representatives or that exist on the same on the date hereof;

     (c) any breach of this Agreement by Purchaser; or

     (d) any negligent act or omission, or willful misconduct, of Purchaser and/or Purchaser’s Representatives,

provided, however, that this indemnity shall not extend to protect any of the foregoing indemnitees from any preexisting liabilities for matters merely discovered or disturbed by Purchaser and/or Purchaser’s

Representatives (e.g., latent environmental contamination), so long as Purchaser and/or Purchaser’s Representatives’ actions do not materially aggravate any pre-existing liability of such indemnitees.

     11.15 Any Inspection, due diligence investigation, test, study, or other analysis relating to either or both of the Properties shall be performed at Purchaser’s sole cost and expense and in compliance with all applicable laws and regulations. Purchaser shall provide Seller, at Purchaser’s sole cost and expense, with a copy of any and all written reports, analyses, summaries, or other similar documents (collectively, “Reports”) produced in connection with any Inspection.

     11.16 Purchaser shall keep confidential, and shall cause Purchaser’s Representatives to keep confidential, the results of the Inspection and all information (including, without limitation, any Reports) acquired or created, in whole or in part, through the exercise of the rights granted hereunder, and shall refrain from disclosing or divulging the same to any third party (including, without limitation, any governmental agency) without Seller’s prior written consent, which consent may be withheld or conditioned in Seller’s sole discretion. Notwithstanding the foregoing, however, however, Purchaser may make such results and/or information available:

     (a) to Purchaser’s Representatives, to the extent that such disclosure is reasonably appropriate, and to any prospective lender who may provide financing for Purchaser’s purchase of the Properties, but only on the condition that Purchaser informs any such representatives and prospective lender of their obligation under this Agreement to maintain the confidentiality of such information (it being agreed that Purchaser shall be liable for such representatives’ and/or prospective lenders’ failure to maintain the confidentiality of such confidential information); and

     (b) as required by subpoena, order of any court or applicable law, provided however, that Seller is immediately notified by Purchaser of such subpoena, order, or law and is given a reasonable opportunity to contest, or to object to, the disclosure or to seek an appropriate protective order.

This Section 11.16 shall not apply to any such confidential information that:

     (i) was in the public domain prior to receipt thereof by Purchaser from Seller, or that subsequently becomes part of the public domain, except by the wrongful act or omission of Purchaser or Purchaser’s Representatives; or

     (ii) is ordered to be disclosed by an order of a court or governmental administrative agency, or is legally compelled to be disclosed (by means of interrogatory, deposition, subpoena, civil investigative demand, or similar process), provided, however, that Seller is immediately notified by Purchaser of such order or demand for disclosure and is given a reasonable opportunity to contest or to object to such order or to seek an appropriate protective order.

     11.17 Unless Seller agrees otherwise in writing, all Property Information made available to Purchaser by Seller or its agents or representatives, or coming into Purchaser’s possession or control as a result of the Inspections or otherwise, is confidential, and shall be governed by the terms of Section 11.16 above.

     11.18 The provisions of this Article 11 shall survive the termination of this Agreement and the Closing.

     Article 12. Broker

     12.1 Purchaser represents and warrants to Seller, and Seller represents and warrants to Purchaser, that neither has dealt with any broker in connection with the Properties and the transactions described herein, except for Eastdil Realty Company, L.L.C. (the “Broker”). Seller shall pay the commission, if any, due and owing to the Broker pursuant to a separate agreement.

     12.2 Purchaser shall indemnify, defend and hold Seller harmless from and against any and all claims, causes of action, losses, costs, expenses, damages, or liabilities (including, without limitation, reasonable attorneys’ fees and disbursements) that Seller shall sustain, incur, or be exposed to by reason of any claim or claims by any broker, finder, or other person or entity, other than the Broker, for fees, commissions, or other compensation arising out of the transactions contemplated in this Agreement, if such claim or claims are based in whole or in part on dealings or agreements with Purchaser.

     12.3 Seller shall indemnify, defend and hold Purchaser harmless from and against any and all claims, causes of action, losses, costs, expenses, damages, or liabilities (including, without limitation, reasonable attorneys’ fees and disbursements) that Purchaser may sustain, incur, or be exposed to by reason of any claim or claims by Broker and any other broker, finder or other person or entity, for fees, commissions, or other compensation arising out of the transactions contemplated in this Agreement, if such claim or claims are based in whole or in part on dealings or agreements with Seller.

     12.4 The obligations, and representations and warranties, contained in this Article 12 shall survive the termination of this Agreement and the Closing.

     Article 13. Indemnification

     13.1 Purchaser’s Indemnification. Purchaser hereby indemnifies Seller against, and agrees to hold and save Seller harmless of and from, any and all loss, cost, damage, injury, or expense arising out of, or in any way related to:

     (a) claims for injury to, or death of, persons, or damage to property, occurring at either or both of the Properties on or after the Closing Date;

     (b) any claims arising out of, or related to, the ownership, operation, management, control, or conduct of the business of either or both of the Properties on or after the Closing Date; and

     (c) any and all brokerage commissions that may become payable to any broker with respect to any extension or renewal term of any Lease beyond the term of such Lease in effect as of the date hereof (any such currently effective Lease term, a “Current Term”), or any expansion of the space demised under any Lease.

     13.2 Seller’s Indemnification. Seller hereby indemnifies Purchaser against, and agrees to hold and save Purchaser harmless of and from, any and all loss, cost, damage, injury, or expense arising out of, or in any way related to:

     (a) claims for injury to, or death of, persons, or damage to property, occurring at either or both of the Properties prior to the Closing Date;

     (b) any claims arising out of, or related to, the ownership, operation, management, control or conduct of the business of either or both of the Properties prior to the Closing Date; and

     (c) any and all accrued and unpaid leasing commissions due or to become due to any broker with respect to the Current Term of any Lease, but not with respect to:

     (i) any extension or renewal of any Current Term; or

     (ii)any expansion of the space demised under any Lease.

     13.3 Survival. The provisions of this Article 13 shall survive the Closing.

     Article 14. Access to Records

     14.1 For a period of seven (7) years subsequent to the Closing Date, Seller, Seller’s Affiliates and Seller’s and Seller’s Affiliates’ respective employees, agents and representatives shall be entitled to access during business hours to all documents, books and records given to Purchaser by Seller at the Closing for tax and audit purposes, regulatory compliance and cooperation with governmental investigations, upon reasonable prior notice to Purchaser, and shall have the right, at its sole cost and expense, to make copies of such documents, books and records to extent such records are still in Purchaser’s possession or control.

     Article 15. Notices

     15.1 All notices, elections, consents, approvals, demands, objections, requests, or other communications that Seller or Purchaser may be required or desire to give pursuant to, under, or by virtue of this Agreement must be in writing and either:

     (a) except for those notices, elections, consents, approvals, demands, objections, requests, or other communications permitted or required by this Agreement to be given by either party to the other at the Closing, sent by reputable overnight courier service (such as Federal Express Corporation, Airborne Express, Emery or Purolator; or

     (b) with respect to those notices, elections, consents, approvals, demands, objections, requests, or other communications permitted or required by this Agreement to be given by either party to the other at the Closing, so given to the other party.

All notices, elections, consents, approvals, demands, objections, requests, or other communications given at the Closing in compliance with the provisions of this Article 15 shall be deemed given and received on the Closing Date. All notices, elections, consents, approvals, demands, objections, requests, or other communications sent in compliance with the provisions of Section 15.1(a) above shall be deemed given and received on the date delivered to the other party or, if applicable, the date upon which delivery is refused, in either event as recorded in the business records of such overnight courier service.

     15.2 For purposes of Section 15.1, the addresses of the parties shall be as follows:

If to Seller:

New Valley Corporation
100 S.E. Second Street
32nd Floor
Miami, Florida 33131
Attention: Richard J. Lampen, Esq.,
        Executive Vice President and General Counsel

- with a copy to -

Fischbein • Badillo • Wagner • Harding LLP
909 Third Avenue
New York, New York 10022
Attention: Marc S. Intriligator, Esq.

- and -

New Valley Realty
712 Fifth Avenue
52nd Floor
New York, New York 10019
Attention: Mr. Bennett Borko

If to Purchaser:

Princeton Owner Corp.
c/o Falcon Real Estate Investment Company, LTD
570 Lexington Avenue
New York, New York 10022
Attention: Mr. Kenneth C. Lorman

- with a copy to -

Shearman & Sterling
599 Lexington Avenue
New York, New York 10022
Attention: Robert W. Fagiola, Esq.

If to Escrow Agent:

Fischbein • Badillo • Wagner • Harding LLP
909 Third Avenue
New York, New York 10022
Attention: Marc S. Intriligator, Esq.

     15.3 Seller or Purchaser may designate another addressee, or change its address, for notices and other communications hereunder by a notice given to the other parties in the manner provided in this Article 15.

     15.4 Notices and other communications given by the attorneys, respectively, for Seller or Purchaser shall be deemed given by, respectively, Seller or Purchaser.

     Article 16. Conditions Precedent to Closing; Tenant Estoppels.

     16.1 Purchaser’s obligation under this Agreement to purchase the Properties is subject to the fulfillment of each of the following conditions, subject, however, to the provisions of Section 16.3:

     (a) Seller shall be ready, willing and able to deliver title to the Properties in accordance with the terms and conditions of this Agreement;

     (b) the Title Company (or any other reputable title insurer licensed to do business in the states in which the Properties are located) shall be ready, willing and able to issue title insurance to Purchaser in accordance with the terms and conditions of this Agreement at the Title Company’s standard rates (unless Seller shall elect to pay any charges above such standard rates);

     (c) Seller shall have delivered to Purchaser tenant estoppels signed by Novo Nordisk Pharmaceuticals, Inc. and American Re-Insurance Company, dated not more than thirty (30) days prior to the Closing Date and substantially in the respective forms set forth as Exhibit H-1 and Exhibit H-2 hereto, together with tenant estoppels signed by Predix Pharmaceuticals Holdings, Inc., ZS Associates (if then a tenant of the 100 College Road Premises) and Patrinely Group, LLC, all dated not more than thirty (30) days prior to the Closing Date and substantially in the respective forms required by their Leases, provided, however, that, if Predix Pharmaceuticals Holdings, Inc., ZS Associates (if then a tenant of the 100 College Road Premises) and/or Patrinely Group, LLC shall decline or fail to issue such an estoppel in the required form, Seller shall have the right to substitute therefor both a seller’s estoppel and a property manager’s estoppel signed by Seller and its property manager, dated not more than thirty (30) days prior to the Closing Date and otherwise in the form required by the applicable Lease(s);

     (d) Seller shall have delivered all of the documents and other items required pursuant to Section 9.1, and shall in all material respects have performed all of the other covenants, undertakings and obligations, and complied with all of the conditions, required by this Agreement to be performed or complied with by Seller at or prior to the Closing; and

     (e) Purchaser shall not have exercised any right of Purchaser hereunder to terminate this Agreement.

For purposes of Section 16.1(c) above, a tenant estoppel dated not more than thirty (30) days prior to the originally scheduled Closing Date or any adjournment thereof shall not be rendered stale as a result of one or more adjournments of such Closing Date by Purchaser pursuant to Section 4.2 above, notwithstanding that such tenant estoppel shall be dated more than thirty (30) days prior to the adjourned Closing Date.

     16.2 Seller’s obligation under this Agreement to sell the Properties to Purchaser is subject to the fulfillment of each of the following conditions, subject, however to the provisions of Section 16.3:

     (a) the representations and warranties of Purchaser contained herein shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though they were restated on and as of such date, except to the extent that they speak as of the date of this Agreement or specifically relate to another date, in which case they shall be true and correct in all material respects as of such date;

     (b) Purchaser shall have paid to Seller the funds required to be paid hereunder; and

     (c) Purchaser shall have delivered all of the documents and other items required pursuant to Section 9.2, and shall in all material respects have performed all of the other covenants, undertakings and obligations, and complied with all of the conditions, required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing.

     16.3 In the event that any condition contained in Section 16.1 or 16.2 is not satisfied, then, unless such failure is a default by Purchaser under Section 18.2 or a willful failure or refusal by Seller pursuant to Section 18.3, as the case may be, the party entitled to the satisfaction of such condition as a condition to its obligation to close title hereunder shall have, as its sole remedy hereunder, the right to elect to:

     (a) waive such unsatisfied condition, whereupon title shall close as provided in this Agreement; or

     (b) terminate this Agreement.

In the event such party elects to terminate this Agreement as permitted under this Article 16, then this Agreement shall be terminated and neither party shall have any further rights, obligations, or liabilities hereunder, except for the Surviving Obligations, and except that, if Purchaser terminates this Agreement because a condition contained in Section 16.1 is not satisfied, then Purchaser shall be entitled to the return of the Downpayment, provided that Purchaser is not otherwise in default hereunder. Nothing contained in this Section 16.3 shall be construed so as to confer any right of termination upon a party for the failure of a condition to be satisfied, unless such party is expressly entitled to the satisfaction of such condition as provided in Section 16.1 or 16.2.

     16.4 Seller shall use its commercially reasonable efforts to obtain estoppel letters or certificates from the Tenants as required in Section 16.1(c) above.

     Article 17. Operation of the Properties Prior to the Closing Date.

     17.1 Between the date hereof and the Closing Date, Seller shall cause its managing agent for the Properties to continue to operate and manage the Properties in substantially the same manner as they were operated and managed prior to the execution and delivery of this Agreement, including, without limitation, preserving the good will of all suppliers and tenants, and complying with all applicable laws, ordinances, rules, regulations and order (subject, however, to the provisions of Section 7.2 hereof with respect to Violations). In connection therewith:

     (a) Seller shall not modify, extend, renew, or cancel any Lease, or enter into any new lease of all or any portion of the Properties, without Purchaser’s prior consent in each instance, which may be granted or withheld in Purchaser’s sole discretion.

     (b) If Seller shall enter into any new leases for either or both of the Properties, or any portion of thereof, as permitted hereunder, or if there shall be any permitted extensions or renewals of any existing Leases, whether or not such existing Leases provide for their extension or renewal, or if there shall be any expansion or modification of any of the Leases (each, a “New Lease”), then Seller shall keep accurate records of all expenses (collectively, “New Lease Expenses”) incurred in connection with each New Lease. At the Closing, Purchaser shall reimburse Seller for all New Lease Expenses theretofore paid by Seller, if any, except that, if the term of any New Lease shall have commenced prior to the Closing Date, then the New Lease Expenses attributable to such New Lease shall be amortized over the term thereof, and Seller shall be responsible for such New Lease Expenses allocable to the period prior to the Closing Date. The provisions of this Section 17.1(b) shall survive the Closing.

     (c) Subject to Section 17.1(a), Seller reserves the right, but shall not be obligated, to institute proceedings for monetary judgments only against any Tenant (but not to terminate such Tenant’s Lease) as a result of a default by such Tenant prior to the Closing Date. Seller makes no representations, and assumes no responsibility (subject, however, to the provisions of Section 17.3 below), with respect to the continued occupancy of the Properties or any part thereof by any Tenant. Subject to the provisions of Section 17.3 below, the vacating of a Tenant prior to the Closing Date shall not give rise to any claim on the part of Purchaser. Further, also subject to the provisions of Section 17.3 below, Purchaser agrees that it shall not be grounds for Purchaser’s refusal to close this transaction that any Tenant is a holdover tenant or in default under its Lease on the Closing Date, and Purchaser shall accept title subject to such holding over or default without credit against, or reduction of, the Purchase Price.

     (d) Seller shall not modify, extend, renew, or cancel (except as a result of a default by the other party thereunder) any Contract, or enter into any new contract with respect to either or both of the Properties, without Purchaser’s prior consent in each instance, which consent shall not be unreasonably withheld, delayed, or conditioned by Purchaser. However, Purchaser’s consent shall not be required if such Contract, as modified, extended, or renewed, or such new contract may be terminated at any time on not more than thirty (30) days’ prior notice by Seller, or its successor or assign, without any penalty.

     (e) Seller shall keep in force and effect with respect to the Properties all of the insurance policies currently carried by Seller therefor, as set forth on Schedule 6 annexed hereto, or policies providing similar coverage.

     (f) From the date hereof until the Closing, Seller shall not withdraw, settle, or otherwise compromise any protest or reduction proceedings relating to the assessed valuation of the Properties for any tax year subsequent to the tax year in which the Closing occurs or for the tax year in which the Closing occurs.

     17.2 Within five (5) days after the date hereof, Purchaser shall give Seller written notice identifying which of the Contracts it elects to assume. Absent notice of such election, Purchaser shall be deemed to have directed Seller to terminate all of the Contracts. As to those Contracts that Purchaser so elects not to assume, Seller shall give the notices required to terminate them effective on or before the Closing Date.

     17.3 Notwithstanding anything to the contrary provided in Section 17.1(c) above or elsewhere in this Agreement, in the event that, on the Closing Date, Novo Nordisk Pharmaceuticals, Inc., shall have vacated all or substantially all of its premises at the Properties (other than as a result of a fire or other casualty), or shall be in material default under its Lease after the giving of notice of such default and the expiration of the applicable grace period, Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller, in which event this Agreement shall be terminated and neither party shall have any further rights, obligations, or liabilities hereunder, except for the Surviving Obligations and except that, provided that Purchaser is not otherwise in default hereunder, Purchaser shall be entitled to the return of the Downpayment.

     17.4 Seller has further informed Purchaser, and Purchaser further confirms its understanding, that the Township of Plainsboro currently holds two (2) standby letters of credit, one in the amount of $32,710.05 and one in the amount of $395,964.05, that were deposited by Seller to secure a certain two (2) year maintenance guaranty with regard to certain off-site improvements related to the Properties and the roadways adjacent to the Properties and an obligation to complete certain unfinished landscaping on the Properties. Seller believes that the obligations secured by these letters of credit have been completely fulfilled and discharged, and that the Township of Plainsboro, in recognition thereof, will permit such letters of credit to expire by their terms prior to the Closing Date. If, however, the Township of Plainsboro draws down either or both of such letters of credit, or demands the replacement thereof, Seller shall comply in all respects thereby without reimbursement or contribution by Purchaser. Purchaser shall have no obligation with respect to the return of these letters of credit, the return of the proceeds thereof if drawn upon, the posting of new letters of credit in lieu thereof and/or the performance or completion of the obligations secured thereby. However, notwithstanding the foregoing, Purchaser and Purchaser’s Representatives shall cooperate with Seller in all reasonable respects in connection with the completion of such work, the maintenance of the appropriate landscaping and other improvements and the return of the letters of credit and/or the proceeds thereof. Purchaser shall not be obligated to incur any out-of-pocket cost or expense in connection with such cooperation, provided, however, that, if any such action requested in writing by Seller shall entail such cost and/or expense, then:

     (i) Purchaser shall notify Seller of such cost and/or expense in writing (including Purchaser’s reasonable estimate of the amount thereof) prior to taking such action;

     (ii) Purchaser shall nonetheless take such action if Seller notifies Purchaser that Seller will reimburse Purchaser for the reasonable, out-of-pocket cost and/or expense thereof; and

     (iii) Seller shall reimburse Purchaser for such reasonable, out-of-pocket costs and/or expenses promptly after Seller’s receipt of a reasonable detailed invoice in connection therewith.

Further, to the extent that the installation, maintenance and/or repair of landscaping or other similar exterior on-site improvements shall be required in order to comply with Seller’s obligations to the Township of Plainsboro and obtain the return of the letters of credit or the proceeds thereof, Purchaser shall allow Seller and its officers, directors, agents, employees and contractors access to the grounds at the Properties, without charge, for purposes of performing such obligations. After the expiration or return of such letters of credit or proceeds thereof, any further installation, maintenance and/or repair obligations shall be the obligations of Purchaser, and Seller shall have no further rights or liabilities with respect thereto. The provisions of this Section 17.4 shall survive the Closing.

     17.5 Seller shall use its reasonable efforts to resolve prior to the Closing the issues concerning the letter of credit referred to in Section 7.1(e)(iii)(x) above.

     Article 18. Remedies.

     18.1 If the Closing fails to occur by reason of Seller’s inability to perform its obligations under this Agreement (including, without limitation, Seller’s inability to eliminate Unacceptable Encumbrances as set forth in Section 6.4), then Purchaser, as its sole remedy for such inability of Seller, may terminate this Agreement by notice to Seller. If Purchaser so elects to terminate this Agreement, then neither party shall have any further rights, obligations, or liabilities hereunder, except for the Surviving Obligations and except that, provided that Purchaser is not otherwise in default hereunder, Purchaser shall be entitled to the return of the Downpayment. Except as expressly set forth in this Agreement, Purchaser hereby expressly and irrevocably waives, relinquishes and releases any other right or remedy available to it, at law, in equity, or otherwise, by reason of Seller’s inability to perform its obligations hereunder.

     18.2 In the event of a default hereunder by Purchaser, or if the Closing fails to occur by reason of Purchaser’s failure or refusal to perform its obligations hereunder, then Seller may terminate this Agreement by notice to Purchaser. If Seller so elects to terminate this Agreement, then this Agreement shall terminate, and Seller’s sole remedy shall be to retain the Downpayment as liquidated damages for all loss, damage and expenses suffered by Seller, it being agreed that Seller’s damages are impossible to ascertain. Following such termination, neither party shall have any further rights, obligations, or liabilities hereunder, except as specifically set forth in this Agreement.

     18.3 If the Closing fails to occur by reason of Seller’s willful and wrongful refusal to execute and deliver any one or more of Seller’s Documents or to perform any of its other obligations hereunder, then, subject to the provisions of the last sentence of this Section 18.3, Purchaser may, as its sole remedy hereunder:

     (a) terminate this Agreement by notice to Seller and receive the return of the Downpayment; or

     (b) seek specific performance of this Agreement from Seller.

As a condition precedent to Purchaser’s exercise of any right that it may have to bring an action for specific performance as a result of Seller’s willful and wrongful refusal to execute and deliver the Seller’s Documents, Purchaser must commence such an action within sixty (60) days after the occurrence of such default. Purchaser’s failure timely to commence such an action for specific performance within such sixty (60) day period, with time of the essence, shall be deemed a waiver by it of its right to commence such an action. If Purchaser shall timely commence and diligently prosecute such action for specific performance, but, for any reason other than Purchaser’s failure or neglect diligently to prosecute such action in accordance with applicable law, the court having jurisdiction of such action shall enter a final judgment, the effect of which shall be to refuse to grant specific performance to Purchaser, then Seller agrees that Purchaser shall be entitled to terminate this Agreement by notice given to Seller and receive the return of the Downpayment.

     Article 19. Casualty; Condemnation.

     19.1 Damage or Destruction. If a material part of the Properties is damaged or destroyed by fire or other casualty, Seller shall notify Purchaser of such fact and, except as hereinafter provided, Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than ten (10) days after receipt of Seller’s notice. If this Agreement is so terminated, then the provisions of Section 19.4 shall apply. If Purchaser does not so terminate this Agreement, or there is damage to, or destruction of, a portion of a Property that is not material, then Purchaser shall close title as provided in this Agreement and, at the Closing, Seller shall, unless Seller shall have repaired such damage or destruction prior to the Closing:

     (a) pay over to Purchaser the proceeds of any insurance collected by Seller on account of such damage or destruction, plus the amount of any deductible payable on Seller’s policy as a result of the loss, less the amount of all costs incurred by Seller in connection with the repair of such damage or destruction; and

     (b) assign and transfer to Purchaser (without recourse) all right, title and interest of Seller in and to any uncollected insurance proceeds that Seller may be entitled to receive on account of such damage or destruction.

A “material” part of the Properties shall be deemed to have been damaged or destroyed if the cost of repair or replacement, as reasonably estimated by an independent engineer selected by Seller and reasonably approved by Purchaser, shall be Seven Million ($7,000,000) Dollars or more.

     19.2 Condemnation. If, prior to the Closing Date, all or any significant portion of the Properties is taken by eminent domain or condemnation (or is the subject of a pending taking that has not been consummated), Seller shall notify Purchaser of such fact. Purchaser shall thereupon have the option to terminate this Agreement upon notice to the Seller given not later than ten (10) days after receipt of Seller’s notice. If this Agreement is so terminated, then the provisions of Section 19.4 shall apply. If Purchaser does not elect to terminate this Agreement, or if the portion of the Properties that is taken by eminent domain or condemnation is not significant, then, at the Closing, Seller shall assign (without recourse) all of its rights in connection with such taking to Purchaser, and shall pay over to Purchaser, and Purchaser shall be entitled to receive and keep, the proceeds of all awards for such taking by eminent domain or condemnation collected by Seller. A “significant” portion of the Properties means a taking:

     (a) of any portion of the Buildings in excess of fifteen (15%) percent of the aggregate rentable area thereof;

     (b) that reduces the remaining available number of parking spaces at either or both of the Properties below the minimum legally required;

     (c) that materially interferes with access to, or egress from, either or both of the Properties, if no alternative means of access is reasonably available; or

     (d) if any Tenant under a Lease demising in excess of twenty-five (25%) percent of the aggregate rentable area of the Properties shall have irrevocably terminated its Lease on account of such condemnation.

     19.3 Notwithstanding anything contained in Sections 19.1 and 19.2 to the contrary, if this Agreement is not terminated as provided in Section 19.1 or 19.2, and the insurance, eminent domain, or condemnation proceeds payable with respect to the Properties as a result of any casualty or taking exceeds the Purchase Price, then Seller’s obligation to pay over to Purchaser those proceeds paid to Seller prior to the Closing shall be limited to the amount of the Purchase Price, and Seller shall be entitled to retain the remainder of such proceeds. To the extent that payment of all, or any portion, of such proceeds does not occur prior to the Closing, the parties agree that Seller shall be entitled to that portion of the proceeds in excess of the Purchase Price, which agreement shall survive the Closing.

     19.4 If Purchaser elects to terminate this Agreement pursuant to Section 19.1 or 19.2, then neither party shall have any further rights, obligations, or liabilities hereunder, except for the Surviving Obligations and except that, provided Purchaser is not otherwise in default hereunder, Purchaser shall be entitled to the return of the Downpayment.

     Article 20. Escrow.

     20.1 Escrow Agent shall hold the Downpayment and all interest accrued thereon, if any, in escrow, and shall dispose of the Downpayment only in accordance with the provisions of this Article 20. Unless otherwise stated herein below, all references to the Downpayment shall include such accrued interest, if any.

     20.2 Escrow Agent shall deliver the Downpayment to Seller or Purchaser, as the case may be, as follows:

     (a) to Seller, upon completion of the Closing;

     (b) to Seller, after receipt of Seller’s demand in which Seller certifies either that:

     (i) Purchaser has defaulted under this Agreement; or

     (ii) this Agreement has been otherwise terminated or canceled, and Seller is thereby entitled to receive the Downpayment,

but Escrow Agent shall not honor Seller’s demand until more than ten (10) days after Escrow Agent has given a copy of Seller’s demand to Purchaser in accordance with Section 20.3, nor thereafter if Escrow Agent receives a Notice of Objection from Purchaser within such ten (10) day period; or

     (c) to Purchaser, after receipt of Purchaser’s demand in which Purchaser certifies either that:

     (i) Seller has defaulted under this Agreement, or

     (ii) this Agreement has been otherwise terminated or canceled, and Purchaser is thereby entitled to receive the Downpayment,

but Escrow Agent shall not honor Purchaser’s demand until more than ten (10) days after Escrow Agent has given a copy of Purchaser’s demand to Seller in accordance with Section 20.3, nor thereafter if Escrow Agent receives a Notice of Objection from Seller within such ten (10) day period.

Upon delivery of the Downpayment, Escrow Agent shall be relieved of all liability hereunder with respect to the Downpayment. Escrow Agent shall deliver the Downpayment, at the election of the party entitled to receive the same, by:

     (x) a good, unendorsed certified check of Escrow Agent payable to the order of such party,

     (y) an unendorsed official bank or cashier’s check payable to the order of such party, or

     (z) a bank wire transfer of immediately available funds to an account designated by such party.

     20.3 Upon receipt of a written demand from Seller or Purchaser under Section 20.2(b) or 20.2(c), Escrow Agent shall send a copy of such demand to the other party. Within ten (10) days after the date of receiving same, but not thereafter, the other party may object to delivery of the Downpayment to the party making such demand by giving a notice of objection (a “Notice of Objection”) to Escrow Agent. After receiving a Notice of Objection, Escrow Agent shall send a copy of such Notice of Objection to the party who made the demand. Thereafter, in its sole and absolute discretion, Escrow Agent may elect either:

     (a) to continue to hold the Downpayment until Escrow Agent receives a written agreement of Purchaser and Seller jointly directing the disbursement of the Downpayment, in which event Escrow Agent shall disburse the Downpayment in accordance with such agreement;

     (b) to take any and all actions as Escrow Agent deems necessary or desirable, in its sole and absolute discretion, to discharge and terminate its duties under this Agreement (including, without limitation, depositing the Downpayment into any court of competent jurisdiction and bringing an action of interpleader or other appropriate proceeding); and/or

     (c) in the event of any litigation between Seller and Purchaser, to deposit the Downpayment with the clerk of the court in which such litigation is pending.

     20.4 If Escrow Agent is uncertain for any reason whatsoever as to its duties or rights hereunder, regardless of whether Escrow Agent has received any written demand under Section 20.2(b) or 20.2(c) or Notice of Objection under Section 20.3, then, notwithstanding anything to the contrary provided in this Agreement, Escrow Agent may hold and/or dispose of the Downpayment pursuant to Section 20.3, and may decline to take any other action whatsoever. In the event that the Downpayment is deposited in a court by Escrow Agent pursuant to Section 20.3(b) or 20.3(c), Escrow Agent shall be entitled to rely upon the decision of such court. In the event of any dispute whatsoever among the parties with respect to disposition of the Downpayment:

     (a) Purchaser and Seller shall pay the reasonable attorney’s fees and costs incurred by Escrow Agent (which such parties shall share equally, but for which such parties shall be jointly and severally liable to Escrow Agent) for any litigation in which Escrow Agent is named as, or becomes, a party, and

     (b) as between Purchaser and Seller, the non-prevailing party shall pay the reasonable attorneys’ fees and costs of the prevailing party.

     20.5 Notwithstanding anything to the contrary in this Agreement, within five (5) business days after the date of this Agreement, Escrow Agent shall place the Downpayment in an Approved Investment. The interest, if any, that accrues on such Approved Investment shall be deemed part of the Downpayment, and Escrow Agent shall dispose of such interest as and with the Downpayment pursuant to this Agreement. Escrow Agent may not commingle the Downpayment with any other funds held by Escrow Agent. Escrow Agent may convert the Downpayment from the Approved Investment into a non-interest-bearing demand account at an Approved Institution as follows:

     (a) at any time within seven (7) days prior to the initially scheduled Closing Date; or

     (b) if the initially scheduled (or any subsequently scheduled) Closing Date is accelerated or extended, at any time within seven (7) days prior to the accelerated or extended Closing Date (provided, however, that Seller and Purchaser shall give Escrow Agent timely notice of any such acceleration or extension, and that Escrow Agent may hold the Downpayment in a non-interest-bearing demand account at an Approved Institution if Seller and Purchaser do not give Escrow Agent timely notice of any such adjournment).

     20.6 As used herein, the term “Approved Investment” means:

     (a) any interest-bearing demand account or money market fund in Commerce Bank, N.A., or in any other institution otherwise approved by both Seller and Purchaser (collectively, an “Approved Institution”); or

     (b) any other investment approved by both Seller and Purchaser.

The rate of interest or yield need not be the maximum available, and deposits, withdrawals, purchases and reinvestment of any matured investment and sales shall be made in the sole discretion of Escrow Agent, which shall have no liability whatsoever therefor. Discounts earned shall be deemed interest for the purpose hereof.

     20.7 Escrow Agent shall have no duties or responsibilities except those set forth herein, which the parties hereto agree are ministerial in nature. Seller and Purchaser acknowledge that Escrow Agent is serving without compensation, solely as an accommodation to the parties hereto. Consequently, except for Escrow Agent’s own willful default, willful misconduct, or gross negligence, Escrow Agent shall have no liability of any kind whatsoever arising out of, or in connection with, its activity as Escrow Agent. Seller and Purchaser jointly and severally agree to, and do hereby, indemnify and hold harmless Escrow Agent from all loss, cost, claim, damage, liability and expense (including, without limitation, reasonable attorney’s fees and disbursements, whether paid to retained attorneys or representing the fair value of legal services rendered by Escrow Agent to itself) that may be incurred by reason of its acting as Escrow Agent, provided that the same are not the result of Escrow Agent’s willful default, willful misconduct, or gross negligence. Escrow Agent may charge against the Downpayment any amounts owed to it under the foregoing indemnity, may withhold the delivery of the Downpayment as security for any unliquidated claim, or both.

     20.8 Any Notice of Objection, demand, or other notice or communication that may or must be sent, given, or made under this Agreement to, or by, Escrow Agent shall be sent in accordance with the provisions of Article 15.

     20.9 Simultaneously with their execution and delivery of this Agreement, Purchaser and Seller shall furnish Escrow Agent with duly completed W-9 Forms, setting forth their true Federal Taxpayer Identification Numbers so that Escrow Agent may file appropriate income tax information returns with respect to any interest earned on the Downpayment or other income from the Approved Investment. The party ultimately entitled to any such accrued interest shall be the party responsible for the payment of any tax due thereon.

     20.10 Seller and Purchaser waive any claim of conflict of interest by reason of Escrow Agent’s actions in its capacity as such under this Agreement. Purchaser hereby acknowledges that Escrow Agent is the attorney for Seller, and agrees that Escrow Agent may represent Seller in connection with any and all matters (including, without limitation, the transactions contemplated by this Agreement and any litigation arising out of this Agreement). However, in no event shall Purchaser be responsible for payment of any fees incidental to any such representation.

     20.11 Any amendment of this Agreement that could alter or otherwise affect Escrow Agent’s obligations hereunder shall not be effective against, or binding upon, Escrow Agent without Escrow Agent’s prior written consent, which consent may be withheld in Escrow Agent’s sole and absolute discretion.

     20.12 The provisions of this Article 20 shall survive the termination of this Agreement and the Closing.

     Article 21. Miscellaneous.

     21.1 This Agreement shall not be altered, amended, changed, waived, terminated, or otherwise modified in any respect or particular, and no consent or approval required pursuant to this Agreement shall be effective, unless the same shall be in writing and signed by or on behalf of the party to be charged.

     21.2 This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

     21.3 Except as otherwise provided in Section 21.16, this Agreement may not be assigned by Purchaser without Seller’s prior written consent. Any purported assignment without such consent shall be null and void, and of no force or effect. Any assignment made with Seller’s consent shall include all of Purchaser’s rights and interests in both Properties hereunder (including, without limitation, all of Purchaser’s rights and interests in and to the Downpayment), and shall not be effective unless and until the assignee has assumed in writing all of Purchaser’s obligations under this Agreement. Notice of any such assignment, together with an originally executed counterpart of the instrument of assignment and assumption between Purchaser and such assignee, shall be provided to Seller not more than five (5) business days after the effective date thereof, and in all events no later than three (3) business days prior to the Closing Date. Any permitted assignment of this Agreement by Purchaser shall not entitle Purchaser or its assignee to any adjournment of the Closing, or to any reissuance of the ISRA non-applicability letters, or to any reissuance of any Tenant estoppels or to any re-filing of the Transfer Tax Returns if any thereof were pre-filed with the applicable governmental authority. Any permitted assignee of Purchaser hereunder shall not be entitled to re-assign this Agreement without again complying with the provisions of this Section 21.3, and any actual or purported re-assignment hereof without such compliance shall be null and void, and of no force or effect. Purchaser shall pay, or be responsible and liable for paying, any transfer taxes that may be due under applicable state or local law by reason of any permitted assignment by Purchaser of this Agreement, which obligation shall survive the Closing.

     21.4 All prior statements, understandings, representations and agreements between the parties, oral or written, are superseded by and merged in this Agreement, which alone fully and completely expresses the agreement between them in connection with the transactions contemplated hereby and which is entered into after full investigation, neither party relying upon any statement, understanding, representation, or agreement made by the other not embodied in this Agreement. This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto, and without regard to, or aid of, canons requiring construction against Seller or the party whose attorneys drafted this Agreement.

     21.5 Except as otherwise expressly provided herein, Purchaser’s acceptance of the Deed shall be deemed a discharge of all of the obligations of Seller hereunder, and all of Seller’s representations, warranties, covenants and agreements herein shall merge into Seller’s Documents and shall not survive the Closing.

     21.6 Purchaser agrees that it does not have, and will not have, any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, principal, parent, subsidiary, or other affiliate of Seller (collectively, “Seller’s Affiliates”), arising out of or in connection with this Agreement or the transactions contemplated hereby. Purchaser agrees to look solely to Seller and its assets for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties, or other agreements contained herein. Purchaser further agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller’s Affiliates with respect to any matters arising out of, or in connection with, this Agreement and/or the transactions contemplated hereby. Without limiting the generality of the foregoing provisions of this Section 21.6, Purchaser hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever that it may have now or hereafter against Seller’s Affiliates, and hereby unconditionally and irrevocably releases and discharges Seller’s Affiliates from any and all liability whatsoever that may accrue now or hereafter in favor of Purchaser against Seller’s Affiliates, in connection with or arising out of this Agreement or the transactions contemplated hereby. The provisions of this Section 21.6 shall survive the termination of this Agreement and the Closing.

     21.7 This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

     21.8 Each of the Exhibits and Schedules referred to herein and attached hereto is incorporated herein by this reference.

     21.9 The caption headings in this Agreement are for convenience only and are not intended to be a part of this Agreement, and shall not be construed to modify, explain, or alter any of the terms, covenants, or conditions herein contained.

     21.10 This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal laws of the State of New York, without giving effect to principles of conflicts of law, except that any action for specific performance with respect to the conveyance of the Properties shall be governed by the substantive law of the State of New Jersey.

     21.11 Unless otherwise specified herein:

     (a) references to persons or parties include their permitted successors and assigns;

     (b) the words “include” or “including”, and words of similar import, shall be deemed to be followed by the words “but not limited to” or “without limitation”;

     (c) the words “hereto”, “herein”, “hereof” and “hereunder”, and words of similar import, refer to this Agreement in its entirety; and

     (d) unless otherwise specified herein, all references to Articles and Sections are to Articles and Sections of this Agreement.

     21.12 As used in this Agreement, the term “Property Information” shall mean all information and documents in any way relating to the Properties, the operation thereof, or the sale thereof furnished to, or otherwise made available for review by, Purchaser or its directors, officers, employees, affiliates, partners, members, brokers, agents, or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, “Purchaser’s Representatives”), by Seller, by any of Seller’s Affiliates, by Seller’s or Seller’s Affiliates’ respective agents or representatives (including, without limitation, consultants, brokers, or advisors) and/or by the Broker (including, without limitation, by listing the same in that certain internet website created by or on behalf of Broker for purposes of making various of the Property Information available to prospective purchasers of the Properties. Without intention to limit the generality of the foregoing in any respect, the Property Information shall be deemed to include the Leases, the Contracts, the Title Commitment, the Title Documents and those other materials listed on Schedule 4 annexed hereto, copies of all of which have been furnished to Purchaser or its counsel.

     21.13 If any provision of this Agreement shall be unenforceable or invalid, the same shall not affect the remaining provisions of this Agreement. To this end, the provisions of this Agreement are intended to be, and shall be, severable, except that the provisions and intent of Section 2.2 shall be respected.

     21.14 SELLER AND PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS AGREEMENT.

     21.15 Seller and Purchaser agree that, at either Seller’s or Purchaser’s sole election, this transaction shall be structured as an exchange of like-kind properties under Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations and proposed regulations thereunder (including, without limitation, a so-called “reverse like-kind exchange”). The parties further agree that, if either wishes to make such an election, such party must do so prior to the Closing Date. If either party so elects, the other party shall cooperate in all reasonable respects, provided, however, that:

     (a) such other party shall not be obligated to incur any out-of-pocket cost or expense in connection with such cooperation, provided, however, that, if any such action requested in writing by Seller shall entail such cost and/or expense, then:

     (i) such other party shall notify the requesting party of such cost and/or expense in writing (including such other party’s reasonable estimate of the amount thereof) prior to taking such action;

     (ii) such other party shall nonetheless take such action if the requesting party notifies such other party that the requesting party will reimburse such other party for the reasonable, out-of-pocket cost and/or expense thereof; and

     (iii) the requesting party shall reimburse such other party for such reasonable, out-of-pocket costs and/or expenses promptly after the requesting party’s receipt of a reasonable detailed invoice in connection therewith; and

     (b) such exchange shall be consummated pursuant to an agreement that is mutually acceptable to Purchaser and Seller, and that is executed and delivered prior to the Closing Date.

The electing party shall, in all events, be responsible for all costs and expenses related to the Section 1031 exchange, and shall fully indemnify, defend and hold the other party harmless from and against any and all liability, claims, damages, expenses (including, without limitation, reasonable attorneys’ fees and paralegal fees), proceedings and causes of action of any kind or nature whatsoever arising out of, connected with, or in any manner related to such 1031 exchange that would not have been incurred by the non-electing party if the transaction were a purchase for cash. The provisions of the immediately preceding sentence and of Section 21.15(a)(iii) above shall survive the Closing. Notwithstanding anything to the contrary contained in this Section 21.15, any exchange shall be consummated through use of a qualified facilitator or intermediary so that in no event shall Purchaser or Seller be requested or required to acquire title to any property (other than the Properties, with respect to Purchaser). In addition, in no event shall Purchaser or Seller be entitled to any adjournment of the Closing, beyond those adjournment rights specifically granted to the respective parties pursuant to the other applicable provisions in this Agreement, in order to implement, or facilitate the implementation of, the provisions of this Section 21.15.

     21.16 For the purposes only of effectuating a 1031 exchange as contemplated in Section 21.15, Purchaser may assign this Agreement one time only to a Purchaser’s Affiliate or to a third party qualified intermediary, provided, however, that such assignment shall not relieve Purchaser from any of Purchaser’s obligations under this Agreement or result in a delay of the Closing. Notwithstanding the provisions of the first sentence of Section 21.3, such assignment shall not require the consent of Seller, but shall not be effective unless and until a copy of the instrument of assignment, together with an agreement of the assignee assuming all of the terms and conditions of this Agreement to be performed by Purchaser, in form reasonably satisfactory to Seller’s counsel, shall be delivered to Seller’s counsel. For the purposes hereof, “Purchaser’s Affiliate” shall mean any entity that has one hundred (100%) percent of the same direct or indirect ownership as Purchaser. Except for the first two (2) sentences thereof, all of the provisions of Section 21.3 shall apply to such an assignment. The representations and warranties made by Purchaser in Section 7.8 shall be deemed to be made with respect to such assignee by both Purchaser and such assignee both as of the date of such assignment and as of the Closing Date.

(Signatures begin at the top of the next page.)

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

NEW VALLEY CORPORATION

By:	/s/ Bennett P. Borko

Bennett P. Borko, Assistant Secretary

PRINCETON OWNER CORP.

By:	/s/ Howard E. Hallengren

Howard E. Hallengren, President

     FISCHBEIN • BADILLO • WAGNER • HARDING LLP is executing this Agreement, as Escrow Agent, solely for the purpose of agreeing to the provisions of Article 20:

FISCHBEIN • BADILLO • WAGNER • HARDING LLP

By:	/s/ Jonathan Rosenbloom

Name: Jonathan Rosenbloom
Title: Partner